UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2026

FIRST SEACOAST BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-41597	92-0334805
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

633 Central Avenue, Dover, New Hampshire	03820
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 742-4680

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	FSEA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2026, First Seacoast Bancorp, Inc. (the “Company”), the holding company of First Seacoast Bank, and Cambridge Financial Group, Inc. (“Cambridge Financial”), the mutual holding company of Cambridge Savings Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with Cambridge Financial, with Cambridge Financial as the surviving corporation (the “Merger”). Simultaneously with or immediately following the Merger, First Seacoast Bank will merge with Cambridge Savings Bank, with Cambridge Savings Bank as the surviving institution.

Under the terms of the Merger Agreement, each share of Company common stock outstanding immediately before the effective time of the Merger will be converted into the right to receive $17.25 in cash, without interest.

The Merger Agreement contains customary representations and warranties and covenants of the Company and Cambridge Financial. The Company has agreed not to solicit proposals relating to alternative business combination transactions, subject to certain exceptions that permit the Company’s Board of Directors to enter into discussions concerning, or furnish information in connection with, any proposals for alternative business combination transactions if the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law. The Merger Agreement provides the Company and Cambridge Financial with specified termination rights. If the Merger is not consummated under specified circumstances, including if the Company terminates the Merger Agreement under certain circumstances, the Company has agreed to pay Cambridge Financial a cash termination fee of $3.5 million.

The Merger is subject to customary closing conditions, including regulatory approval and Company stockholder approval. Closing is expected to occur in the third quarter of 2026.

In connection with the execution of the Merger Agreement, each director of the Company and certain executive officers of the Company and/or First Seacoast Bank have entered into a voting agreement with Cambridge Financial pursuant to which each individual has agreed, among other things, to vote his or her shares of Company common stock in favor of the approval of the Merger Agreement at a meeting of the Company’s stockholders to be held for the purpose of voting on the approval the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as an exhibit hereto and incorporated in this Item 1.01 by reference.

The Merger Agreement has been included as an exhibit to provide investors and security holders with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about the Company or Cambridge Financial. The Merger Agreement contains customary representations and warranties that the Company and Cambridge Financial made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the Company and Cambridge

Financial in connection with negotiating the Merger Agreement, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and may have been used to allocate risk between the Company and Cambridge Financial rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the Company. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Item 8.01	Other Events

On May 5, 2026, the Company and Cambridge Financial issued a joint press release announcing the execution of the Merger Agreement, a copy of which is attached as an exhibit hereto and incorporated in this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger dated May 4, 2026

99.1	Press Release dated May 5, 2026

104	Cover Page Interactive Data File (formatted within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 5, 2026	FIRST SEACOAST BANCORP, INC.

	By:	/s/ James R. Brannen
James R. Brannen
Chief Executive Officer

Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 4, 2026

BY AND BETWEEN

CAMBRIDGE FINANCIAL GROUP, INC.

CAMBRIDGE SAVINGS BANK

AND

FIRST SEACOAST BANCORP, INC.

FIRST SEACOAST BANK

TABLE OF CONTENTS

		Page Nos.

Introductory Statement		1

ARTICLE I - DEFINITIONS		2

ARTICLE II - THE MERGER and RELATED TRANSACTIONS		10

2.1	The Merger	10
2.2	Closing	10
2.3	Effective Time	10
2.4	Effects of the Merger	10
2.5	Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards	10
2.6	Payment Procedures	11
2.7	Effect on Outstanding Shares of Merger Sub I Common Stock	13
2.8	Articles of Incorporation and Bylaws of Surviving Corporation	13
2.9	Directors and Officers of Surviving Corporation	13
2.10	No Appraisal Rights	13
2.11	Withholding	14
2.12	Bank Merger; Additional Transactions	14
2.13	Alternative Structure	14
2.14	Absence of Control	14
2.15	Additional Actions	15

ARTICLE III - REPRESENTATIONS AND WARRANTIES		15

3.1	Disclosure Letters; Standard	15
3.2	Representations and Warranties of the Company	16
3.3	Representations and Warranties of Parent	41

ARTICLE IV - CONDUCT PENDING THE MERGER		44

4.1	Forbearances by the Company	44
4.2	Forbearances by Parent	49

ARTICLE V - COVENANTS		49

5.1	Acquisition Proposals	49
5.2	Advice of Changes	50
5.3	Access and Information	51
5.4	Applications; Consents	52
5.5	Anti-takeover Provisions	52
5.6	Additional Agreements	52
5.7	Publicity	53
5.8	Stockholder Meeting	53
5.9	Company Proxy Statement	54
5.10	Notification of Certain Matters	55

i

5.11	Employee Benefit and Related Matters	55
5.12	Indemnification	57
5.13	Post-Closing Governance	58
5.14	[Reserved]	59
5.15	ESOP Matters	59
5.16	Disclosure Supplements	59
5.17	Organization and Actions of Merger Sub I and Merger Sub II	60
5.18	Maintenance of Company Records	60
5.19	Systems Conversion	60
5.20	Certain Policies of the Company	60
5.21	Access to Customers and Suppliers	61
5.22	Environmental Assessments	61
5.23	Shareholder Litigation and Claims	62
5.24	Stock Exchange De-listing	62
5.25	Liquidation Account	62
5.26	Further Assurances	62

ARTICLE VI - CONDITIONS TO CONSUMMATION		63

6.1	Conditions to Each Party’s Obligations	63
6.2	Conditions to the Obligations of Parent	63
6.3	Conditions to the Obligations of the Company	64

ARTICLE VII - TERMINATION		65

7.1	Termination	65
7.2	Termination Fee	66
7.3	Effect of Termination	66

ARTICLE VIII - CERTAIN OTHER MATTERS		67

8.1	Interpretation	67
8.2	Survival	67
8.3	Waiver; Amendment	67
8.4	Counterparts	67
8.5	Governing Law; Consent to Jurisdiction	67
8.6	Expenses	68
8.7	Notices	68
8.8	Entire Agreement; No Third Party Beneficiaries	69
8.9	Successors and Assigns; Assignment	69
8.10	Severability	69
8.11	Specific Performance	69
8.12	Confidentiality	69
8.13	Confidential Supervisory Information	69

EXHIBITS

Exhibit A	Form of Bank Merger Agreement

Exhibit B	Form of Voting Agreement

Exhibit C	Form of Joinder Agreement

ii

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of the 4th day of May, 2026 (this “Agreement”), by and among Cambridge Financial Group, Inc., a Massachusetts mutual holding company (“Parent”), Cambridge Savings Bank, a Massachusetts state-chartered trust company (“Parent Bank”), Seacoast Bancorp, Inc., a Maryland corporation (the “Company”), and Seacoast Bank, a federal savings bank in stock form (“Company Bank”).

Introductory Statement

A. The respective boards of directors of Parent and the Company unanimously have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective corporations, constituencies, communities and stockholders, as the case may be.

B. In accordance with the terms of this Agreement, (i) Merger Sub I (as such term is defined below) will merge with and into the Company, at which time the Company will become a wholly owned subsidiary of Parent and the Company’s stockholders will receive cash in exchange for their ownership interest in the Company, (ii) simultaneously with, or immediately after, the consummation of the merger of Merger Sub I with and into the Company, Company Bank will merge with and into Parent Bank in accordance with the terms of a separate Agreement and Plan of Merger to be entered into by and between Parent Bank and Company Bank on the date hereof, such agreement to be substantially in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), and (iii) as soon as reasonably practicable after the consummation of the merger of Company Bank with and into Parent Bank, Parent will cause the Company to merge with and into Merger Sub II (as such term is defined below) and Merger Sub II will thereafter merge with and into either Parent or Parent Bank as determined in the sole discretion of Parent.

C. As a condition and material inducement to Parent’s willingness to enter into this Agreement, each director and executive officer of the Company has entered into an agreement dated as of the date hereof, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed to vote all of his or her shares of Company Common Stock (as such term is defined below) in favor of this Agreement and the transactions contemplated hereby.

D. The parties intend that the mergers of Merger Sub I with and into the Company and Company Bank with and into Parent Bank and the additional subsequent transactions involving Merger Sub II contemplated under this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), and that this Agreement and the Bank Merger Agreement shall constitute a “plan of reorganization” for purposes of Section 361 of the IRC.

E. Parent and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for in this Agreement and to prescribe various conditions to such transactions.

In consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any merger, consolidation, tender offer, sale of substantial assets and/or assumption of substantial deposit or other liabilities, sale of shares of capital stock (except pursuant to the exercise of Company Stock Options outstanding on the date hereof) or debt securities, recapitalization or other similar transaction or business combination involving the Company and/or any of its Subsidiaries or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement and the exhibits and schedules hereto, as amended, modified or amended and restated from time to time in accordance with its terms.

“Articles of Merger” shall have the meaning given to that term in Section 2.3.

“Articles of Bank Merger” means the articles of merger, as endorsed by the MDOB, relating to the Bank Merger.

“Bank Merger” means the merger of Company Bank with and into Parent Bank.

“Bank Merger Agreement” shall have the meaning given to that term in paragraph B of the Introductory Statement to this Agreement.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning given to that term in Section 3.2(z).

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Cause” means, when used in connection with the termination of any employee, termination based upon the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any applicable code of ethics or employment policy.

“Certificate(s)” shall have the meaning given to that term in Section 2.6(b).

“CDMSOS” means the Corporations Division of the Office of the Secretary of State of the Commonwealth of Massachusetts.

“Change of Recommendation” shall have the meaning given to that term in Section 5.8(b).

“Closing” shall have the meaning given to that term in Section 2.2.

“Closing Date” shall have the meaning given to that term in Section 2.2.

“Company” shall have the meaning given to that term in the preamble to this Agreement.

“Company Balance Sheet” shall have the meaning given to that term in Section 3.2(i).

“Company Bank” shall have the meaning given to that term in the preamble to this Agreement.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract(s)” shall have the meaning given to that term in Section 3.2(o).

“Company Employee Plans” shall have the meaning given to that term in Section 3.2(r)(i).

“Company Equity Awards” shall have the meaning given to that term in Section 2.5(e).

“Company Lease Options” shall have the meaning given to that term in Section 3.2(s)(iv).

“Company Leases” shall have the meaning given to that term in Section 3.2(s)(i).

“Company Pension Plan” shall have the meaning given to the term in Section 3.2(r)(v).

“Company Proxy Statement” shall have the meaning given to that term in Section 5.9(a).

“Company Qualified Plan” shall have the meaning given to that term in Section 3.2(r)(vi).

“Company Real Property” shall have the meaning given to that term in Section 3.2(s)(i).

“Company Records” means all records and original documents in the Company’s possession which pertain to and are utilized by the Company and its Subsidiaries to administer, reflect, monitor, evidence or record information respecting the Company’s consolidated business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the consolidated business or conduct of such business of the Company.

“Company’s Reports” shall have the meaning given to that term in Section 3.2(g)(i).

“Company RSA(s)” shall have the meaning given to that term in Section 2.5(d).

“Company Stock Option(s)” shall have the meaning given to that term in Section 2.5(c).

“Company Stock Plans” shall have the meaning given to that term in Section 2.5(c).

“Comparable Position” means, when used in connection with a position of employment with Parent or Parent Bank following the Effective Time offered to any employee of the Company or Company Bank, a position that would (a) provide the employee with base compensation and benefits that are comparable in the aggregate to those provided to the employee by the Company or Company Bank prior to the Merger, (b) provide the employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the employee by the Company or Company Bank prior to the Merger, (c) be in a location that would not require the employee to increase his or her daily one-way commuting distance by more than twenty-five (25) miles as compared to the employee’s commuting distance when employed by the Company or Company Bank prior to the Merger, and (d) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the employee with the Company or Company Bank prior to the Merger.

“Confidentiality Agreements” shall have the meaning given to that term in Section 8.12.

“Continuing Employee(s)” shall have the meaning given to that term in Section 5.11(a).

“CRA” means the Community Reinvestment Act of 1977, as amended.

“Disclosure Letter” shall have the meaning given to that term in Section 3.1.

“Effective Time” shall have the meaning given to that term in Section 2.3.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“ESOP” means the First Seacoast Bank Employee Stock Ownership Plan.

“ESOP Loan” shall have the meaning given to that term in Section 3.2(r)(xi).

“ESOP Termination Date” shall have the meaning given to that term in Section 5.15.

“ESOP Trust” shall have the meaning given to that term in Section 3.2(r)(xi).

“ESOP Trustee” shall have the meaning given to that term in Section 3.2(r)(xi).

“Exchange Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System, including the Federal Reserve Bank of Boston.

“GAAP” means United States generally accepted accounting principles.

“General Laws” means the General Laws of the Commonwealth of Massachusetts, as amended.

“Governmental Entity” means the FDIC, FRB, OCC, MDOB, NHBC, SEC and any federal, state or local court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, or any self-regulatory authority.

“Gramm-Leach-Bliley Act” means the Financial Services Modernization Act of 1999, as amended, as commonly known as the Gramm-Leach-Bliley Act.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Party” shall have the meaning given to that term in Section 5.12(a).

“Intellectual Property” shall have the meaning given to that term in Section 3.2(p).

“IRC” shall have the meaning given to that term in paragraph D of the Introductory Statement to this Agreement.

“IRS” means the Internal Revenue Service.

“IT Assets” shall have the meaning given to that term in Section 3.2(jj)(ii).

“Joinder Agreement” shall have the meaning given to that term in Section 5.17.

“Knowledge” means, with respect to the Company and/or Company Bank, the actual knowledge of any officer of the Company and/or Company Bank with the title ranking not less than senior vice president and that certain vice president who serves as Head of Internal Audit and Compliance and BSA Officer, and with respect to Parent and/or Parent Bank, the actual knowledge of any officer of Parent and/or Parent Bank with the title ranking not less than senior vice president. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by the Company and/or Company Bank or by Parent and/or Parent Bank, respectively, from any Governmental Authority.

“Law” as used from time to time herein means any statute, law, ordinance, rule, regulation, judgment, order, decree or other action of any Governmental Entity that is applicable to the referenced Person.

“Letter of Transmittal” shall have the meaning given to that term in Section 2.6(a).

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that (i) is material and adverse to the business, financial condition, results of operations or prospects of the Company or Parent, as the context may dictate, and its Subsidiaries, taken as a whole, or (ii) materially prevents, impairs or threatens the ability of either Parent or the Company, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement in a timely manner; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Parent or the Company taken or omitted to be taken with the prior written consent of the other, (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (vi) litigation or claims with respect to the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii) and (v), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“Maximum Premium Amount” shall have the meaning given to that term in Section 5.12(c).

“MDOB” means the Massachusetts Division of Banks, including the Office of the Commissioner of Banks.

“Merger” shall have the meaning given to that term in Section 2.1.

“Merger Consideration” shall have the meaning given to that term in Section 2.5(a).

“Merger Sub I” shall have the meaning given to that term in Section 2.1.

“Merger Sub II” shall have the meaning given to that term in Section 2.12(c).

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“Merger Subs” shall have the meaning given to that term in Section 5.17.

“MGCL” means the Maryland General Corporation Law, as amended.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NHBC” means the New Hampshire Bank Commissioner.

“OCC” means the Office of the Comptroller of the Currency.

“Osaic” means Osaic Institutions, Inc.

“Parent” shall have the meaning given to that term in the preamble to this Agreement.

“Parent Bank” shall have the meaning given to that term in the preamble to this Agreement.

“Parent Plans” shall have the meaning given to that term in Section 5.11(e).

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management of such facility (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Paying Agent” shall have the meaning given to that term in Section 2.6(c).

“Permitted Liens” shall have the meaning given to that term in Section 3.2(s)(i).

“Person” or “person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

“Personal Data” means data or information that constitutes personal data, personally identifiable information, or nonpublic personal information under applicable Law.

“Phase I Assessment” shall have the meaning given to that term in Section 5.22.

“Privacy Laws” means all applicable Laws and self-regulatory programs relating to the Processing of Personal Data, data privacy, data security, or security breach notification, including, as applicable and without limitation: Title V of the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, and the Health Insurance Portability and Accountability Act, and all implementing regulations of any of the foregoing federal laws; all U.S. state laws and regulations pertaining to data privacy, data security and security breach notification; and the Payment Card Industry Data Security Standards.

“Privacy Obligations” means all Privacy Laws, contractual obligations relating to the privacy, security, and/or Processing of Personal Data, and privacy and data security policies, procedures, notices, and rules applicable to or binding on the Company or Company Bank, as applicable.

“Process” or “Processing” means any operation or set of operations performed on data, including Personal Data, whether or not by automated means, such as the creation, receipt, maintenance, transmission, collection, use, disclosure, processing, analysis, retention, storage, protection, transfer or disposal of Personal Data.

“Sarbanes-Oxley Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“SDAT” means the State of Maryland Department of Assessments and Taxation.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning given to that term in Section 3.2(g)(ii).

“Securities Act” shall have the meaning given to that term in Section 3.2(g)(ii).

“Security Breach” shall have the meaning given to that term in Section 3.2(jj)(ii).

“Split Dollar Agreements” shall have the meaning given to that term in Section 3.2(r)(xiv).

“Stockholder Meeting” shall have the meaning given to that term in Section 5.8(a).

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or Parent, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means any unsolicited, bona fide Acquisition Proposal made in writing by a third party that (i) the Company’s board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement (taking into account all relevant factors relating to such Acquisition Proposal, including the amount and form of consideration, the timing of payment, the risk of consummation of the proposed transaction, the financing thereof, the inclusion of any break-up fees, expense reimbursement provisions and all other conditions thereto and taking into account any adjustments to the terms and conditions of the transactions contemplated by this Agreement proposed by Parent in response to such Acquisition Proposal), (ii) is for 100% of the outstanding shares of Company Common Stock and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Suspense Shares” means shares of Company Common Stock allocated to the suspense account pursuant to the ESOP.

“Surviving Corporation” shall have the meaning given to that term in Section 2.1.

“Taxes” means any federal, state, local, foreign or provincial income, gross receipts, real and personal property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, environmental, windfall profit, estimated, real property transfer and gains, or any other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Termination Fee” means a lump sum of $3.5 million.

“Transactions” means the Merger and the Bank Merger considered together.

“Voting Agreement” shall have the meaning given to that term in paragraph C of the Introductory Statement to this Agreement.

ARTICLE II

THE MERGER AND RELATED TRANSACTIONS

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the MGCL, (a) Parent shall form a Maryland corporation (“Merger Sub I”) as a wholly owned subsidiary of Parent, and (b) Merger Sub I shall merge with and into the Company (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub I shall cease and the Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) and shall continue to be governed by the MGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2 Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that shall take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents, or, at the option of Parent, at its offices at 81 Wyman Street, Waltham, MA 02451 or at the offices of such outside counsel as may be determined by Parent, on a date to be specified by the parties, which shall be no later than five (5) Business Days following satisfaction or waiver (subject to applicable law) of all the conditions to the Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) (such date being referred to herein as the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by the parties hereto.

2.3 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VI shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Merger Sub I and the Company shall duly execute and deliver articles of merger relating to the Merger (the “Articles of Merger”) to the SDAT for filing pursuant to the MGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with SDAT or at such later date or time as Parent and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and other applicable law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all of the properties, rights, privileges, powers and franchises of Merger Sub I and be subject to all of the debts, liabilities and obligations of Merger Sub I.

2.5 Effect on Outstanding Shares of Company Common Stock and Treatment of Company Equity Awards.

(a) By virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub I, the Company or any stockholder of the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock to be cancelled pursuant to Section 2.5(b), shall become and be converted into the right to receive $17.25 in cash, without interest (the “Merger Consideration”).

(b) As of the Effective Time, each share of Company Common Stock, if any, held, directly or indirectly, by Parent or any of its Subsidiaries or by the Company or any of its Subsidiaries (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and each Suspense Share remitted to the Company prior to the Effective Time for purposes of repayment of the ESOP Loan as contemplated by Section 5.17, shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) At the Effective Time, each option to purchase shares of Company Common Stock under the Company’s 2021 Equity Incentive Plan and 2024 Equity Incentive Plan (the “Company Stock Plans”) that is outstanding and unexercised immediately prior to the Effective Time (each a “Company Stock Option” and collectively the “Company Stock Options”), whether vested or unvested, shall, automatically be cancelled and converted into the right to receive from Parent (or the Company, as directed by Parent) an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Stock Option; provided, however, that there shall be withheld from such cash payment any applicable taxes required to be withheld by applicable law with respect to such payment. For the avoidance of doubt, any Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(d) Prior to the Effective Time, any vesting restrictions on each outstanding restricted stock award (each a “Company RSA” and collectively the “Company RSAs”) under the Company Stock Plans shall automatically lapse and shall be treated as issued and outstanding shares of Company Common Stock for the purposes of this Agreement, including but not limited to, the provisions of this Section 2.5. The Company shall withhold any taxes required to be withheld by applicable Law as a result of this Section 2.5(d).

(e) Prior to the Effective Time, the board of directors of the Company or the compensation committee of the board of directors of the Company shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Stock Options and Company RSAs (collectively, the “Company Equity Awards”) pursuant to this Section 2.5.

2.6 Payment Procedures.

(a) Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Parent and the Company shall be mailed as soon as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, to each holder of record of Company Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if, in the case of holders of certificated shares of Company Common Stock, the completed Letter of Transmittal is accompanied by one or more stock certificates representing, prior to the Effective Time, Company Common Stock, or, if shares are held in book-entry form, account statements relating to the ownership of shares of Company Common Stock (referred to collectively as “Certificate(s)”) (or customary affidavits and, if required by the Paying Agent pursuant to Section 2.6(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration (it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

(c) Prior to the Closing, Parent (or Parent Bank as may be directed by Parent) shall deposit, or cause to be deposited, with a bank, trust company, transfer agent and registrar or other similar entity selected by Parent and consented to by the Company, whose consent shall not unreasonably be withheld, which shall act as paying agent (the “Paying Agent”) for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.6, an amount of cash sufficient to pay the aggregate Merger Consideration.

(d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, (ii) be in a form and contain any other provisions as Parent may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefore a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Paying Agent shall distribute the Merger Consideration as provided herein. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Paying Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Paying Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Parent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

(f) Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5 or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Paying Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 2.6 shall look only to Parent for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheatment or other applicable laws, become the property of Parent (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Paying Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheatment or similar laws.

(g) Parent and the Paying Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Paying Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

(i) The Paying Agent or Parent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Paying Agent or Parent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Paying Agent or Parent.

2.7 Effect on Outstanding Shares of Merger Sub I Common Stock. At the Effective Time, each share of Merger Sub I Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

2.8 Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

2.9 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub I immediately prior to the Effective Time shall be all of the directors and officers of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.10 No Appraisal Rights. Holders of shares of Company Common Stock are not entitled to appraisal rights in respect of such shares as provided for under Title 3, Subtitle 2, of the MGCL and the Company’s Articles of Incorporation.

2.11 Withholding. Parent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of any Law related to Taxes or under any other legal requirements. Parent shall cause all amounts so withheld to be timely paid over to the appropriate Governmental Entity in accordance with applicable Law. Prior to the Effective Time, the Company shall take all necessary action to provide Parent with any necessary Tax forms to implement the foregoing, including without limitation a duly executed IRS Form W-9. Amounts withheld or deducted pursuant to and in accordance with this Section 2.11 and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of whom or which such deduction and withholding was made.

2.12 Bank Merger; Additional Transactions.

(a) On the date of this Agreement, the respective boards of directors of Parent Bank and Company Bank shall vote to approve and adopt the Bank Merger Agreement. Following the approval and adoption of the Bank Merger Agreement by the respective boards of directors of Parent Bank and Company Bank, Parent Bank and Company Bank, each through a duly authorized officer, shall execute and deliver the Bank Merger Agreement. Immediately thereafter, Parent and the Company shall take such action as is necessary to approve and adopt the Bank Merger Agreement in their capacities as the sole stockholders of Parent Bank and Company Bank, respectively.

(b) Parent and the Company shall take all actions necessary and appropriate to cause Company Bank to merge with and into Parent Bank simultaneously with, or immediately after, the consummation of the Merger on the Closing Date in accordance with the terms and conditions of the Bank Merger Agreement and all applicable Laws.

(c) Parent and the Company acknowledge and agree that Parent shall form an additional wholly owned Subsidiary of Parent under Chapter 156D of the General Laws (“Merger Sub II”) and shall take all necessary actions to cause the Surviving Corporation to merge with and into Merger Sub II, thereby terminating the Surviving Corporation’s legal existence, as soon as reasonably practicable following the consummation of the Transactions, and shall take all necessary actions to cause Merger Sub II thereafter to merge with and into Parent or Parent Bank, as determined by Parent in its sole discretion.

2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay consummation of the Merger. In the event that Parent elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.14 Absence of Control. It is the intent of the parties hereto that Parent and Merger Sub I by reason of this Agreement shall not be deemed (until consummation of the Merger) to control, directly or indirectly, the Company or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or any of its Subsidiaries.

2.15 Additional Actions. If, at any time after the Effective Time, Parent or any of its Subsidiaries shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Parent or any of its Subsidiaries its right, title or interest in, to or under any of the rights, properties or assets of the Company or any of its Subsidiaries, or (ii) otherwise carry out the purposes of this Agreement, the Company, its Subsidiaries and their respective officers and directors shall be deemed to have granted to Parent and its Subsidiaries an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Parent or any of its Subsidiaries its right, title or interest in, to or under any of the rights, properties or assets of the Company or any of its Subsidiaries or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Parent and their Subsidiaries are authorized in the name of the Company or any of its Subsidiaries or otherwise to take any and all additional actions they deem necessary or advisable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters; Standard.

(a) Prior to the execution and delivery of this Agreement, the Company has delivered to Parent a letter (its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of its representations and warranties contained in Section 3.2 or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

(b) All of the representations and warranties of the Company and the Parent contained in Sections 3.2 and 3.3, respectively, shall be true in all respects in accordance with their terms as of the date of this Agreement. As of the Closing Date, for purposes of satisfying the conditions contained in Sections 6.2(a) and 6.3(a), respectively, no representation or warranty of the Company or Parent contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.2(j)(i), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e), 3.2(u) and 3.2(x), 3.3(a), 3.3(b), and 3.3(c), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3 has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, as the case may be (it being understood that, except with respect to Section 3.2(j)(i), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality and/or Knowledge qualifications contained in such representations and warranties shall be disregarded).

3.2 Representations and Warranties of the Company. The Company represents and warrants to Parent that, except as disclosed in the Company’s Disclosure Letter:

(a) Organization and Qualification. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland and is registered with the FRB as a savings and loan holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company, directly and indirectly through any Subsidiary, engages only in activities and holds properties only of the types permitted for savings and loan holding companies under the HOLA and the rules and regulations of the FRB promulgated thereunder. To the Knowledge of the Company, it does not, directly or indirectly through any Subsidiary, engage in any activity or hold any property that would be impermissible for a bank holding company under the BHCA and the rules and regulations of the FRB promulgated thereunder.

(b) Subsidiaries.

(i) Section 3.2(b) of the Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. The Company owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all laws, rules and regulations relating to equity investments applicable to savings and loan holding companies. FSB Service Corporation directly or indirectly holds no material assets, has no material liabilities and engages in no material activities.

(ii) Each of the Company’s Subsidiaries is an insured depository institution, corporation or trust duly organized and validly existing and, to the extent applicable to such Subsidiary’s charter type, in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) Company Bank is a federal savings bank in stock form. No Subsidiary of the Company other than Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Company Bank’s deposits are insured by the FDIC in the manner and to the fullest extent permitted by law, and Company Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. Company Bank is a member in good standing of the Federal Home Loan Bank of Boston and owns the requisite amount of stock therein. Except for such stock ownership in the Federal Home Loan Bank of Boston or the Company’s direct or indirect ownership interest in its Subsidiaries, neither the Company nor any of its Subsidiaries owns (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities of, or any similar ownership interest in, any Person.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date hereof, there are (i) 4,691,674 shares of Company Common Stock issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding and (iii) 526,894 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options under the Company Stock Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. No trust preferred or subordinated debt securities of the Company or any Company Subsidiary are issued or outstanding. Except as set forth in Section 3.2(c) of the Company’s Disclosure Letter, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except with respect to the ESOP, the Company and its Subsidiaries are not a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.

(ii) Set forth in Section 3.2(c) of the Company’s Disclosure Letter are: (a) a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options; and (b) a complete and accurate list of all outstanding shares of Company RSAs, including the names of the grantees, dates of grant, dates of vesting and shares subject to each grant.

(d) Authority.

(i) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and, subject to the consents, approval and filings set forth in Section 3.2(f), to consummate the Merger as contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger as contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions as contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the Company’s approval, acting in its capacity as the sole stockholder of Company Bank, of the Bank Merger Agreement. The Company’s board of directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommends that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(ii) Company Bank has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder, and, subject to the consents, approval and filings set forth in Section 3.2(f), to consummate the Bank Merger as contemplated by this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement and the consummation of the Bank Merger as contemplated by this Agreement and the Bank Merger Agreement have been duly authorized by all necessary corporate actions on the part of Company Bank’s board of directors, and no other corporate proceedings on the part of Company Bank are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Company Bank and constitutes a valid and binding obligation of Company Bank, enforceable against Company Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(iii) Subject to the completion of the actions required pursuant to Section 2.12, the execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger as contemplated by the Bank Merger Agreement shall have been duly authorized by all necessary corporate actions on the part of Company Bank’s board of directors, and no other corporate proceedings on the part of Company Bank or by the Company acting in its capacity as the sole stockholder of Company Bank will be necessary to authorize the Bank Merger Agreement or to consummate the Bank Merger as contemplated by the Bank Merger Agreement. Subject to the completion of the actions required pursuant to Section 2.12 and the execution and delivery of the Bank Merger Agreement by a duly authorized officer of Company Bank, the Bank Merger Agreement shall have been duly and validly executed and delivered by Company Bank and shall constitute a valid and binding obligation of Company Bank, enforceable against Company Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by the Company and Company Bank do not, and, upon the completion of the actions required pursuant to Section 2.12, the execution, delivery and performance of the Bank Merger Agreement by Company Bank will not, and the consummation of the Transactions as contemplated by this Agreement and the Bank Merger Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or non-objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FDIC, OCC, MDOB, NHBC and FRB, (ii) the filing of the Articles of Merger with the SDAT pursuant to the MGCL, (iii) the receipt of approval by the Company’s stockholders required to approve the Merger under the MGCL, and (iv) the filing of the Articles of Bank Merger with the CDMSOS pursuant to Chapters 167I and 156D of the General Laws, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement and the execution and delivery of this Agreement and the Bank Merger Agreement by Company Bank and the consummation by the Company and Company Bank of the Transactions as contemplated by this Agreement and the Bank Merger Agreement. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company or Company Bank why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g) Governmental Filings.

(i) The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2021 with the OCC, FRB or any other Governmental Entity (collectively, the “Company’s Reports”). No administrative actions have been taken or, to the Knowledge of the Company, threatened or orders issued in connection with any of the Company’s Reports. As of their respective dates, each of the Company’s Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of the Company’s Reports fairly presented in all material respects the financial position of the Company on a consolidated basis, the Company alone or each of the Company’s Subsidiaries alone, as the case may be, and was prepared in all material respects in accordance with GAAP or applicable regulations.

(ii) The Company has timely filed (or furnished, as applicable) all registration statements, prospectuses, reports, schedules and definitive proxy statements and exhibits thereto that it has been required to file (or furnish, as applicable) since January 1, 2021 with the SEC (the “SEC Reports”) pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No such SEC Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed (or furnished, as applicable) as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all SEC Reports filed (or furnished, as applicable) under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2021. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SEC Reports.

(h) Financial Statements

(i) The consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and immaterial in nature and amount), (iii) complied, as of their respective dates, in all material respects with applicable accounting requirements and, to the extent applicable, with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Except as disclosed in Section 3.2(h)(i) of the Company’s Disclosure Letter, neither Wolf & Company, P.C. nor any prior independent public accountants of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company (x) has implemented and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, was made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to the Company’s auditor and audit committee and a copy of any such disclosure has been made available to Parent. There is no reason to believe that the Company’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(i) Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2025 (including any notes thereto) (the “Company Balance Sheet”), (ii) incurred in the ordinary course of business in amounts consistent with past practice since December 31, 2025, and that, either alone or when combined with all similar liabilities, is not material to the Company on a consolidated basis, (iii) incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) arising under any contract or agreement set forth in Section 3.2(i) of the Company’s Disclosure Letter, except to the extent arising from the Company’s or its applicable Subsidiary’s breach of any such contract or agreement. Except as described in the SEC Reports and publicly available on EDGAR prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any “off-balance sheet arrangements” as defined in Item 303(a)(4) of SEC Regulation S-K.

(j) Absence of Certain Changes or Events.

(i) Since January 1, 2026, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(ii) Except as set forth in Section 3.2(j)(ii) of the Company’s Disclosure Letter, since January 1, 2026, none of the Company or any of its Subsidiaries has taken any action that would be prohibited by Section 4.1 if taken after the date hereof.

(k) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, or (iii) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Transactions, would apply to Parent or any of its Subsidiaries). Since January 21, 2021, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity, other than subpoenas for customer records received in the ordinary course of business, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(l) Absence of Regulatory Actions. Subject to Section 8.13, since January 1, 2021, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. Subject to Section 8.13, there are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(m) Compliance with Laws. The Company and each of its Subsidiaries conducts its business in compliance with all Laws applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of any Law or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. The Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHCA.

(n) Taxes.

(i) All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company Balance Sheet.

(ii) There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been timely paid in full or adequate provision has been made for any such Taxes on the Company Balance Sheet in accordance with GAAP.

(iii) The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(iv) The Company and each of its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(v) There are no Liens with respect to Taxes upon any asset of the Company or its Subsidiaries other than Liens for current Taxes not yet due and payable.

(vi) The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all tax returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or its Subsidiaries since January 1, 2021.

(vii) Neither the Company nor any of its Subsidiaries have ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the IRC filing a consolidated federal income tax return (other than a group of which the Company is or was the parent). Other than as disclosed in Section 3.2(n)(vii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries are a party to any contractual obligation relating to Tax sharing or Tax allocation. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(viii) Neither the Company nor any of its Subsidiaries are or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the IRC and Treasury Regulation section 1.6011-4(b).

(ix) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.

(x) The Company and each Subsidiary has disclosed on its federal income Tax returns all positions taken therein, if any, that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC.

(xi) The unpaid Taxes of Company and each Subsidiary (A) did not, as of December 31, 2025, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of the Company as of December 31, 2025 (rather than in any notes to such financial statements), and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of the Company in filing its Tax returns.

(xii) Since December 31, 2025, neither the Company nor any Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business from extraordinary gains or losses, as that term is used in accordance with GAAP consistent with past practice and custom.

(xiii) Neither the Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting made prior to the Effective Time for a taxable period ending on or prior to the Effective Time; (B) “closing agreement” as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign Law relating to income Tax) executed on or prior to the Effective Time; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any corresponding or similar provision of state, local or foreign Law relating to income Tax), in each case as a result of any action or transaction occurring prior to the Effective Time; (D) installment sale or open transaction disposition made on or prior to the Effective Time; (E) prepaid amount received on or prior to the Effective Time outside the ordinary course of business; or (F) use of any improper method of accounting for a taxable period on or before the Effective Time.

(xiv) There have not been, within two years prior to the date of this Agreement, any (A) redemptions of their shares by the Company or any of its Subsidiaries, (B) transfers or dispositions of material property by the Company or any of its Subsidiaries for which the Company or any such Subsidiary did not receive adequate consideration, or (C) distributions by the Company or any of its Subsidiaries with respect to their stock other than distributions of cash in the ordinary course of business.

(xv) Neither the Company nor any Subsidiary has distributed stock of another person or had its stock distributed by another person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the IRC.

(xvi) Except as set forth in Section 3.2(n)(xvi) of the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to any contract or agreement that has resulted or reasonably could be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” with respect to any of the Company’s executive officers within the meaning of Section 280G of the IRC or any corresponding provision of federal, state, local or foreign Law related to Tax.

(o) Agreements.

(i) Section 3.2(o)(i) of the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound, and indicates therein with respect to each such contract, arrangement, commitment or understanding, the consents, approvals, authorizations, notices or other actions, if any, required thereunder in connection with the parties’ execution and delivery of, and performance under, this Agreement, including the consummation of the Transactions as contemplated hereby:

(A) (1) with any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment or service of any current or former directors, officers, employees or independent contractors; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Company Stock Plans);

(B) that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement and assuming continuation of any such agreement, of Parent or any of its Subsidiaries); (2) obligates the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement and assuming continuation of any such agreement, would obligate Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis; or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment, insurance or other financial service opportunities to any person on a priority or exclusive basis;

(C) pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D) that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in excess of $25,000, other than Federal Home Loan Bank borrowings and deposit liabilities;

(E) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F) that limits the payment of dividends by the Company or any of its Subsidiaries;

(G) that relates to a joint venture, partnership, strategic arrangement, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any joint venture, partnership or other strategic arrangement with any third parties;

(H) that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I) that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(J) that is a consulting or service agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per annum;

(K) that provides for indemnification by the Company or any of its Subsidiaries of any person or entity, except for contracts in the ordinary course of business providing for customary indemnification and provisions of the Company’s articles of incorporation, bylaws or employment agreements or change in control agreements with executive officers of the Company providing for indemnification;

(L) that, to the Company’s Knowledge, would prevent, materially delay or materially impede the Company’s and Company Bank’s ability to consummate the Transactions as contemplated by this Agreement; or

(M) that is not of the type described in clauses (A) through (L) above and which involved payments by, or to, the Company or any of its Subsidiaries in the year ended December 31, 2025, or that could reasonably be expected to involve such payments during the year ending December 31, 2026, of more than $25,000 (excluding Loans and deposit liabilities) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $5,000 or would otherwise materially adversely affect the conduct of any business by the Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o)(i), whether or not set forth in Section 3.2(o)(i) of the Company’s Disclosure Letter, is referred to herein as a “Company Contract” and together constitute the “Company Contracts”, and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Company Contract by any of the other parties thereto. The Company has previously made available to Parent true, complete and correct copies of all Company Contracts set forth in Section 3.2(o)(i) of the Company’s Disclosure Letter.

(ii) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s Knowledge, each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii) Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any Loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(v) Other than the consents, approvals, authorizations, notices or other actions required under the Company Contracts disclosed in Section 3.2(o)(i) of the Company’s Disclosure Letter, no third-party consent by any Person is required in connection with the parties’ execution and delivery of, and performance under, this Agreement, including the consummation of the Transactions as contemplated by this Agreement.

(p) Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Section 3.2(p) of the Company’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the

Company or any of its Subsidiaries. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries.

(q) Labor Matters.

(i) Since January 1, 2021, the Company and its Subsidiaries have been in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii) Section 3.2(q) of the Company’s Disclosure Letter identifies: (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; and (B) each such employee’s, consultant’s or independent contractor’s current annual base salary or other annual base rate of compensation and any annual incentive or other performance-based compensation opportunity. Section 3.2(q) of the Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(iii) Since January 1, 2021, (A) no written allegations of sexual harassment or sexual misconduct have been made against any person who is a current or former member of the board of directors of the Company or a current or former employee of the Company or any of its Subsidiaries and (B) neither the Company nor any of its Subsidiaries has entered into any settlement agreement with any current or former employee of the Company or any of its Subsidiaries related to allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of the Company or any current or former employee of the Company or any of its Subsidiaries. There are no proceedings with any Governmental Entity currently pending or, to the Knowledge of the Company, threatened related to any allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of the Company or any current or former employee of the Company or any of its Subsidiaries.

(r) Employee Benefit Plans.

(i) Section 3.2(r)(i) of the Company’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance, incentive, retiree medical or life insurance, supplemental retirement, employment, change in control, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, fringe benefit, and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of the Company or any of its Subsidiaries (hereinafter referred to collectively as the “Company Employee Plans”). Except as set forth in Section 3.2(r)(i) of the Company’s Disclosure Letter, there has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable Law or that do not materially increase the cost of such Company Employee Plan.

(ii) The Company has heretofore made available to Parent true, correct and complete copies of the following documents with respect to each of the Company Employee Plans, to the extent applicable, (A) all plans and trust agreements, (B) all summary plan descriptions, amendments, modifications or material supplements to any Company Employee Plans, (C) where any Company Employee Plan has not been reduced to writing, a written summary of all the material plan terms, (D) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (E) the most recently received IRS determination letter, if any, relating to any Company Employee Plan, (F) the most recently prepared actuarial report for each Company Employee Plan (if applicable) for each of the last three (3) years, (G) nondiscrimination testing results for the last three (3) years and detail of any corrections, if applicable, and (H) copies of material notices (including annual funding notices), letters or other correspondence with the IRS, U.S. Department of Labor or Pension Benefit Guarantee Corporation.

(iii) Each Company Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the Department of Labor or any other Governmental Entity with respect to any Company Employee Plan, and, except as set forth in Section 3.2(r)(iii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms.

(iv) Except as set forth in Section 3.2(r)(iv) of the Company’s Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. To the Knowledge of the Company, all of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable Laws. To the Knowledge of the Company, there has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(v) Except as set forth in Section 3.2(r)(v) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries currently maintains or has, since January 1, 2021, maintained any Company Employee Plan that is subject to Title IV of ERISA (the “Company Pension Plan”). Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has contributed to or could otherwise incur any actual or contingent liability under any “multiemployer plan,” as defined in Section 3(37) of ERISA. Except as set forth in Section 3.2(r)(v) of the Company’s Disclosure Letter, no Company Employee Plan is (A) a “multiple employer plan” within the meaning of Section 413(c) of the IRC, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (C) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the IRC) or other funded arrangement for the provision of welfare benefits.

(vi) Each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and that is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”) has received a favorable determination letter from the IRS or a favorable opinion letter, and, to the Knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter or opinion letter.

(vii) Each Company Employee Plan that is subject to Section 409A of the IRC has been administered and documented in compliance in all material respects with the requirements of Section 409A of the IRC.

(viii) Except as set forth in Section 3.2(r)(viii) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(ix) Except as set forth in Section 3.2(r)(ix) of the Company’s Disclosure Letter, all contributions required to be made with respect to any Company Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company as of December 31, 2025. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(x) Except as set forth in Section 3.2(r)(x) of the Company’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions as contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Except as disclosed in Section 3.2(r)(x) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC. Except as disclosed in Section 3.2(r)(x) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC. Section 3.2(r)(x) of the Company’s Disclosure Letter includes a schedule of all termination benefits (with the exception of benefits paid pursuant to a Company Qualified Plan) and the amounts of the related payments that would be payable to, or accelerated with respect to, the individuals identified therein under any employment, change in control or severance agreement or other severance arrangement or policy, equity incentive plan, supplemental executive retirement plan, bonus plan, deferred compensation plan, salary continuation plan or any other material compensation arrangement, or any other pension benefit or welfare benefit plan maintained by the Company or any Company Subsidiary for the benefit of officers, employees or directors of the Company or any Company Subsidiary assuming their employment or service is terminated without Cause as of September 30, 2026 and the Effective Time occurs on such date and based on such other assumptions as are specified in Section 3.2(r)(x) of the Company’s Disclosure Letter.

(xi) The ESOP was validly authorized and established in accordance with applicable Laws. The trust under the ESOP (the “ESOP Trust”) is a trust established in accordance with Section 501(a) of the IRC and is administered and interpreted in accordance with the laws of the State of Maine. The trustee of the ESOP Trust (the “ESOP Trustee”) has the requisite power and authority to carry out its duties under the ESOP Trust and the transactions contemplated by this Agreement. The ESOP has received a determination from the Internal Revenue Service that the ESOP meets the applicable qualification requirements of Section 401(a) of IRC and, to the Knowledge of the Company, since the date of such determination (A) such qualified status has not been revoked and (B) nothing has occurred that would reasonably be expected to cause revocation of such qualified status. The shares of Company Common Stock held by the ESOP Trust constitute “employer securities” as defined in Section 409(l) of the IRC and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. Other than the outstanding indebtedness (as of the Closing Date) owed to the Company by the ESOP pursuant to the Term Loan Agreement, dated as of January 19, 2023, by and between the Company and the ESOP Trustee (the “ESOP Loan”) and outstanding invoices from service providers, there is no existing indebtedness of the ESOP.

(xii) Since January 1, 2023, no notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Company Employee Plan or by any ERISA Affiliate nor will any such notice be required to be filed in connection with the Transactions as contemplated by this Agreement.

(xiii) Any Company Stock Option previously granted by the Company (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) had an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the Company Stock Plans), (C) had a grant date no earlier than the date on which Company’s board of directors or compensation committee actually awarded it, and (d) qualified for the tax and accounting treatment afforded to such award in the Company’s tax returns and the Company’s financial statements, respectively.

(xiv) Except as described in Section 3.2(r)(xiv) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries maintains split dollar life insurance for the benefit of any current or former officer, employee, director or other service provider (the “Split Dollar Agreements”). The Company’s files include a true and complete copy of each Split Dollar Agreement and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by the Company or its Subsidiaries. Except as described in Section 3.2(r)(xiv) of the Company’s Disclosure Letter, no Split Dollar Agreement provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

(xv) No Company Employee Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(s) Properties.

(i) A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in Section 3.2(s)(i) of the Company’s Disclosure Letter (the “Company Real Property”). The Company and each of its Subsidiaries has good and marketable fee simple title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (A) liens for Taxes not yet due and payable and (B) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby (collectively, “Permitted Liens”). No real property owned by the Company or any of its Subsidiaries is subject to any right of first offer, right of first refusal or any other option to purchase held by any third party. Neither the Company nor any of its Subsidiaries has leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any Company Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement. Each lease pursuant to which the Company or any of its Subsidiaries as lessee or lessor, leases real or personal property (the “Company Leases”) is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company Lease, is in default or in violation of any material provisions of any such Company Lease. The Company has previously made available to Parent a complete and correct copy of each Company Lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or is subject to any encroachments from abutting properties. All Company Real Property abuts or has indefeasible access to a public way, duly laid out or accepted as such by the city or town in which the same are located, which access is insured via appropriate title insurance policies. All Company Real Property is currently served by a municipal sewer system and not by a private septic or other subsurface sewage disposal system. There are no pending or, to the Company’s Knowledge, threatened actions, litigation, condemnation, eminent domain or other proceedings against any Company Real Property. Neither the Company nor any of its Subsidiaries has received any written notice of, and, to the Knowledge of the Company, there are no, special assessments that affect any Company Real Property.

(ii) The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such Company Lease.

(iii) There is no pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to any of the Company Real Property, including without limitation any pending or threatened taking of any Company Real Property by eminent domain. The Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Company Leases. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against any Company Real Property.

(iv) With respect to each of the Company Leases under which the Company or any of its Subsidiaries is a lessee, neither the Company nor any such Subsidiary has exercised or given any notice of exercise of any option, right of first offer or right of first refusal contained in any of such Company Leases, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Company Lease Options”). The Company or its applicable Subsidiary has the full right to exercise any Company Lease Options contained in the Company Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such options with respect thereto.

(t) Fairness Opinion. The board of directors of the Company has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions, limitations and qualifications set forth therein, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

(u) Fees. Other than for financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc., pursuant to an agreement dated February 10, 2026, a true and complete copy of which is attached as an exhibit to Section 3.2(u) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties are, and have been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii) To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any Governmental Entity or other forum relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither the Company nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law, nor is the Company or any of its Subsidiaries subject to any order, decree, or injunction relating to a violation of, or allegation of liability under, any Environmental Law.

(v) There are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Except as disclosed in Section 3.2(v)(v) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. To the Company’s Knowledge, there have been and are no (A) gasoline or service stations or (B) dry-cleaning facilities or operations, at, on, in, or under any Company Real Property, except as disclosed in Section 3.2(v)(v) of the Company’s Disclosure Letter.

(vi) To the Knowledge of the Company, during the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law in effect at the time of such release. To the Knowledge of the Company, prior to the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law in effect at the time of such release.

(vii) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries could reasonably be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property that has had any release of any Hazardous Material in a manner that violates any Environmental Law or requires reporting, investigation, remediation, or monitoring under any Environmental Law. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law arising from the release or disposal of any Hazardous Material on any real property currently or formerly owned by the Company or any of its Subsidiaries or any predecessor or any Company Loan Property.

(viii) No Lien or encumbrance has been imposed on property owned by the Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to any Environmental Law and there is no action, proceeding, writ, injunction, or claim pending or, to the Company’s Knowledge, threatened, which could result in the imposition of any such Lien or encumbrance.

(ix) The Company has made available to Parent any material environmental report, study, sampling data, correspondence and filing in its possession and relating to environmental conditions at or on any real property (including buildings and other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or any Company Loan Property.

(x) To the Company’s Knowledge, neither the Merger nor the Bank Merger is subject to the provisions of any applicable environmental restrictive transfer law.

(w) Loan Matters.

(i) All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices, and, to the Knowledge of the Company, are not subject to any defenses, setoffs or counterclaims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable, valid, true and genuine and what they purport to be.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including the Truth In Lending Act, Regulation O of the FRB, Regulation Z of the Consumer Financial Protection Bureau (as enforced by the OCC), the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for credit losses reflected in the Company’s Balance Sheet was, in the reasonable judgment of management, adequate as of the date thereof under GAAP.

(iv) Except as set forth in Section 3.2(w)(iv) of the Company’s Disclosure Letter, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) (A) Section 3.2(w)(v) of the Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or Company Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the FRB’s regulations (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O, and (C) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(vi) Section 3.2(w)(vi) of the Company’s Disclosure Letter sets forth a listing, as of March 31, 2026, by account, of: (A) each borrower, customer or other party which has notified Company Bank during the past twelve (12) months of, or has asserted against the Company or Company Bank, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company, each borrower, customer or other party that has given the Company or Company Bank any oral notification of, or orally asserted to or against Company or Company Bank, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Watch,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms, and (6) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by the Company or Company Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x) Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Parent, Merger Sub I, the Agreement, the Bank Merger Agreement, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. Except as disclosed in Section 3.2(y) of the Company’s Disclosure Letter and for deposit and loan relationships entered into in the ordinary course of business with Company Bank, no current or former officer or director of the Company or Company Bank, or any family member, affiliate or related interest of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(z) Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and has maintained all insurance required by applicable laws and regulations. Section 3.2(z) of the Company’s Disclosure Letter lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including any bank-owned life insurance (“BOLI”) policies. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Section 3.2(z) of the Company’s Disclosure Letter sets forth all claims that have been submitted since January 1, 2023, a description of the resolution, including amount paid, for any such claims and an indication of which claims, if any, remain pending and the amount of any such pending claim. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The BOLI reflected on the Company’s balance sheet is, and will at the Effective Time be, with the exception of the underlying split-dollar arrangements as set forth in Section 3.2(r) of the Company’s Disclosure Letter, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. The Company and its Subsidiaries have obtained the informed, written consent of each employee on whose behalf BOLI has been purchased. The Company and its Subsidiaries have taken all necessary actions necessary to comply with applicable Law in connection with its purchase of BOLI. Section 3.2(z) of the Company’s Disclosure Letter sets forth the estimated cash surrender value for each BOLI policy, the purpose for which each such policy was purchased, the beneficiaries under each such policy and a list of the lives insured thereunder

(aa) No Trust Business; No Administration of Fiduciary Accounts. Neither the Company nor any of its Subsidiaries offers, nor has any plan or intention to offer at any time prior to the Effective Time, any accounts for which it acts (or would act) as a fiduciary, including but not limited to accounts for which it serves (or would serve) as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(bb) No Investment Management and Related Activities. Except as provided through its agreement with Osaic (as successor to Infinex Investments, Inc.), and in accordance with Company Bank’s Policy for Retail Sales of Nondeposit Investment Products as approved by Company Bank’s board of directors on October 30, 2025, neither the Company nor any of its Subsidiaries conducts business or provides services as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, or an introducing broker, and no employee of either the Company or any of its Subsidiaries acts as a registered investment adviser representative or associated person, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity, and neither the Company nor any of its Subsidiaries has any plan or intention to conduct any such business or provide any such services or have any employee act in any such capacity, other than in accordance with Company Bank’s current wealth management program through Osaic, at any time prior to the Effective Time.

(cc) Repurchase Agreements. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt it secures.

(dd) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(ee) Indemnification. Except as provided in the articles of incorporation or bylaws of the Company and the similar organizational documents of its Subsidiaries or under the MGCL, and in the employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee as disclosed in Section 3.2(ee) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and, to the Knowledge of the Company, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(ff) Corporate Documents and Records. The Company has previously provided a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(gg) CRA; Anti-Money Laundering; OFAC. Company Bank has received a rating of “Outstanding” in its most recent examination or interim review with respect to the CRA. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters. The Company does not have Knowledge of any facts or circumstances that would cause Company Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA and the regulations promulgated thereunder or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation. The board of directors of Company Bank has adopted, and Company Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Company Bank has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(hh) Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has not occurred any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(ii) Reserves.

(i) The Company’s allowance for credit losses as reflected in the Company Balance Sheet was, and the allowance shown on the balance sheets in the Company’s financial statements for each fiscal period ended or ending after such date, in the reasonable judgment of management, was or will be as of their respective dates, in compliance with the Company’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by any applicable Governmental Entity, the Financial Accounting Standards Board and GAAP, and is or will be adequate under all such standards.

(ii) The Company’s reserve for Taxes as of December 31, 2025, as calculated under and required under Financial Accounting Standards Board Interpretation 48 in the Company’s consolidated financial statements, was, and such reserve for Taxes for each fiscal period ended or ending after such date, in the reasonable judgment of management, was or will be, as of such subsequent dates, adequate for all contingencies and includes or will include all reasonably possible contingencies.

(iii) As of December 31, 2025, and as of the end of each fiscal quarter ended or ending thereafter, any impairment on loans, investments, and any other financial instrument reflected in the Company’s consolidated financial statements was or will be correctly accounted for under GAAP.

(jj) Information Security.

(i) The Company and each of its Subsidiaries are and since January 1, 2021 have been in compliance, in each case in all material respects, with all applicable Privacy Obligations. To the Company’s Knowledge, neither of the Transactions will, as of the Closing Date, violate in any material respect the Privacy Obligations of the Company or any of its Subsidiaries. The Company has posted or made available privacy notices or privacy policies that materially comply with all Privacy Obligations and that accurately provide notice of the Company’s practices concerning the Processing of Personal Data. Since January 1, 2021, the Company has materially complied and is in material compliance with all such privacy notices and privacy policies.

(ii) The Company and each of its Subsidiaries maintains a written information privacy and security program and each takes commercially reasonable measures designed to protect the privacy, confidentiality, integrity, availability and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment (collectively, “IT Assets”) and Personal Data used in its business against any (A) material loss or misuse of Personal Data, (B) material unauthorized access to, or unlawful operations performed upon, such IT Assets or Personal Data or (C) other act or omission that compromises the security or confidentiality of the IT Assets or Personal Data in any material manner (clauses (A) through (C), individually and collectively, constituting a “Security Breach”). To the Company’s Knowledge, since January 1, 2021, neither the Company nor any of its Subsidiaries has experienced any Security Breach.

(iii) The Company has executed a current, legal, valid and binding agreement with each third party that Processes Personal Data for or on behalf of the Company that satisfies in all material respects the requirements of all Privacy Obligations.

(kk) Transactions with Affiliates. Except as set forth in Section 3.2(kk) of the Company’s Disclosure Letter, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor of or debtor to, any shareholder owning five percent (5%) or more of the Company Common Stock, or any director, officer, employee or affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company or any of its Subsidiaries and any of their affiliates comply, to the extent applicable, with Regulation W of the FRB.

(ll) Transaction Expenses. Section 3.2(ll) of the Company’s Disclosure Letter sets forth the attorneys’ fees, investment banking fees, accounting fees and other costs or fees that the Company and its Subsidiaries have accrued through March 31, 2026, and to the Company’s Knowledge as of the most reasonable practicable date, a good faith estimate of the attorneys’ fees, investment banking fees, accounting fees and other costs or fees that the Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement.

(mm) Questionable Payments. Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any board member, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, has done any of the following: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar Law; (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government; (v) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (vi) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

3.3 Representations and Warranties of Parent. Parent represents and warrants to the Company that, except as set forth in Parent’s Disclosure Letter:

(a) Organization and Qualification. Parent is a mutual holding company duly organized and validly existing under the laws of the Commonwealth of Massachusetts and is registered with the FRB as a bank holding company. Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. Parent engages only in activities and holds properties only of the types permitted for bank holding companies under the BHCA and the rules and regulations of the FRB promulgated thereunder.

(b) Authority.

(i) Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(d), to consummate the Merger as contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger as contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Parent’s boards of directors, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Transactions as contemplated by this Agreement other than Parent’s approval, acting in its capacity as sole stockholder of Parent Bank, of the Bank Merger Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(ii) The Parent Bank has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder, and, subject to the consents, approval and filings set forth in Section 3.3(d), to consummate the Bank Merger as contemplated by this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement and the consummation of the Transactions as contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Parent Bank’s board of directors, and no other corporate proceedings on the part of Parent Bank will be necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent Bank and constitutes a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(iii) Subject to the completion of the actions required pursuant to Section 2.12, the execution and delivery of the Bank Merger Agreement and the consummation of the Bank Merger as contemplated by the Bank Merger Agreement shall have been duly authorized by all necessary corporate actions on the part of Parent Bank’s board of directors, and no other corporate proceedings on the part of Parent Bank or by Parent acting in its capacity as the sole stockholder of Parent Bank will be necessary to authorize the Bank Merger Agreement or to consummate the Bank Merger as contemplated by the Bank Merger Agreement. Subject to the completion of the actions required pursuant to Section 2.12 and the execution and delivery of the Bank Merger Agreement by a duly authorized officer of Parent Bank, the Bank Merger Agreement shall have been duly and validly executed and delivered by Parent Bank and shall constitute a valid and binding obligation of Parent Bank, enforceable against Parent Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(c) No Violations. The execution, delivery and performance of this Agreement by Parent and Parent Bank do not, and, upon the completion of the actions required pursuant to Section 2.12, the execution, delivery and performance of the Bank Merger Agreement by Parent Bank will not, and the consummation of the Transactions as contemplated by this Agreement and the Bank Merger Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(d) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Parent or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of organization or bylaws of Parent or the similar organizational documents of any of its Subsidiaries, or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(d) Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or non-objections from, and the expiration of related statutory waiting periods required by, federal and state banking authorities, including applications and notices, as applicable, with the FDIC, MDOB, NHBC, OCC and FRB, (ii) filing of the Articles of Merger with the SDAT pursuant to the MGCL, and (iii) filing of the Articles of Bank Merger with the CDMSOS pursuant to Chapters 167I and 156D of the General Laws, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Parent of this Agreement and the execution and delivery of this Agreement and the Bank Merger Agreement by Parent Bank, the consummation by Merger Sub I of the Merger and the consummation by Parent and Parent Bank of the Transactions as contemplated by this Agreement and the Bank Merger Agreement. As of the date hereof, Parent knows of no reason pertaining to Parent or any of its Subsidiaries why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(e) Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2025 and 2024 and related consolidated statements of income, changes in equity and cash flows for each of the two years in the two-year period ended December 31, 2025, together with the notes thereto, accompanied by the audit report of Parent’s independent registered public accounting firm. Such financial statements were prepared from the books and records of Parent and its Subsidiaries, fairly present the consolidated financial position of Parent and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(f) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that (i) challenge the validity or propriety of the Transactions as contemplated by this Agreement or (ii) could reasonably be expected to adversely affect the ability of Parent to perform its obligations under this Agreement.

(g) Compliance with Laws. Parent and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it or the employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent. Parent and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Parent, threatened. Neither Parent nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(h) Corporate Documents and Records. Parent has made available to the Company a complete and correct copy of the articles of organization and bylaws of Parent and Parent Bank, as in effect as of the date of this Agreement. Neither Parent nor Parent Bank is in violation of its articles of organization or bylaws. The minute books of Parent and Parent Bank constitute a complete and correct record of all actions taken by their respective boards of trustees and directors (and each committee thereof) and its corporators or sole stockholder as applicable.

(i) Availability of Funds. Parent (directly or through Parent Bank) has and will have available to it at the Effective Time, cash sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

(j) Employee Benefits. All employee benefit plans of Parent or any of its Subsidiaries comply in form and in operation in all material respects with all applicable laws, including the IRC and ERISA. Each employee benefit plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), maintained by Parent or any of its Subsidiaries and that is intended to be qualified under Section 401(a) of the IRC have met such requirements, in all material respects, at all times and have been and continue to be tax exempt under Section 501(a) of the IRC, and a favorable determination as to the qualification under the IRC of each such plan and each amendment thereto has been made by the IRS.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1 Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in Section 4.1 of the Company’s Disclosure Letter (disclosure in any other Section of the Company’s Disclosure Letter not being sufficient for purposes of this exception), or required by Law, regulation or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) conduct its business other than in the ordinary course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the Transactions as contemplated hereby;

(b) (i) except for (A) the creation of deposit liabilities in the ordinary course of business and (B) advances from the Federal Home Loan Bank of Boston that do not exceed $10.0 million (per each advance) and do not have a maturity of later than December 31, 2029, and in either case in consultation with Parent Bank, incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(ii) take any action to incur any prepayment penalty in the course of prepaying any indebtedness or other similar arrangements; or

(iii) accept, renew or rollover any brokered certificates of deposit, except for certificates of deposit associated with the CDARS® program that are exempt from regulatory reporting requirements;

(c) (i) adjust, split, combine or reclassify any of the Company’s capital stock;

(ii) make, declare, pay or set a record date for any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSAs, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii) grant any Company Equity Awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv) issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of Company Stock Options outstanding on the date hereof; or

(v) accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Company Equity Awards;

(d) except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and that are described in Section 4.1(d) of the Company’s Disclosure Letter (including the sale, transfer and disposal of other real estate owned), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such person or any claims held by any such person;

(e) make any equity investment (other than mandatory purchases of Federal Home Loan Bank stock), either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new Subsidiary;

(f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its existing leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than contracts or agreements covered by Section 4.1(g), and, provided further, that the renewal of any contract or agreement beyond September 30, 2026, regardless of the payment amount involved, shall require prior consultation with Parent Bank;

(g) make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed $100,000 if such Loan is unsecured or $5,000,000 if such Loan is secured in accordance with Company Bank’s applicable lending and credit policies or (ii) Loans as to which the Company has a binding obligation to make as of the date hereof and that are described in Section 4.1(g) of the Company’s Disclosure Letter; provided, however, that neither the Company nor any of its Subsidiaries shall make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, to any person if when aggregated with all outstanding Loans and commitments for Loans made to such person and such person’s family members, affiliates or related interests, the Loans would exceed $8,000,000;

(h) make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company or Company Bank, or any entity controlled, directly or indirectly, by any of the foregoing, except in accordance with lines of credit in effect on the date of this Agreement;

(i) compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the ordinary course of business, consistent with Company Bank’s current policies and procedures and in consultation with Parent Bank;

(j) except pursuant to any agreements or arrangement in effect on the date of this Agreement and set forth in Section 4.1(j) of the Company’s Disclosure Letter, purchase, acquire, sell, transfer or lease any property or assets, assume or assign any liabilities or otherwise purchase, sell or establish any business enterprise, or enter into any agreement or arrangement for any such transaction, with any director or executive officer of the Company or Company Bank or with any immediate family members, affiliates or associates of any such directors or executive officers or with any related interests of any such directors, executive officers, immediate family members, affiliates or associates;

(k) (i) increase or otherwise change in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effect, provided that the Company may pay (x) annual performance bonuses in the ordinary course of business consistent with past practice and current accrual practices pursuant to policies currently in effect on a prorated basis for any partial year and/or in full for any completed year prior to the Effective Time to the extent such bonuses have been accrued for and (y) all vacation, sick leave, personal leave and other earned time off to the extent accrued consistent with past practice and pursuant to policies currently in effect and that remain unused immediately prior to the Effective Time, all of which shall be set forth and specifically quantified in Section 4.1(l)(i) of the Company’s Disclosure Letter;

(ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or any employment, change in control or severance agreement, including any commitment to provide retiree medical benefits or establish or fund any rabbi trust or similar arrangement, with or for the benefit of any employee or director, except for amendments to any existing plan or agreement that are required by Law;

(iii) elect or appoint to any executive office any person who is not a member of its executive officer team as of the date of this Agreement or elect or appoint to its board of directors any person who is not a member of its board of directors as of the date of this Agreement;

(iv) hire any new employees or promote any existing employees, other than to fill vacancies that may arise in the ordinary course of business and at levels of compensation that do not exceed the levels previously applicable to any such vacant positions, and in any case only after prior consultation with Parent Bank; or

(v) become a party to, establish, adopt, amend or commence participation in, or any discussions regarding, any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(l) commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $25,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(m) amend its articles of incorporation or bylaws, or similar governing documents;

(n) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business and in consultation with Parent Bank;

(o) other than U.S. government and U.S. government agency securities with final maturities of no more than one year, purchase any debt security, including mortgage-backed and mortgage-related securities;

(p) make any capital expenditures other than pursuant to binding commitments existing on the date hereof, which are described in Section 4.1(p) of the Company’s Disclosure Letter, and any expenditures necessary in the ordinary course of business to maintain existing assets in good repair, and with respect to all such expenditures only in amounts not to exceed $25,000 individually or $100,000 in the aggregate;

(q) establish or commit to the establishment of, or file any application or notice with respect to the establishment of, any new branch or other office facility or automated teller machine or file any application or notice to relocate or terminate the operation of any branch or other office facility or automated teller machine or otherwise enter into or commit to enter into any new line of business or terminate or commit to terminate any existing line of business;

(r) enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(s) make any changes in policies in existence on the date hereof with regard to any of the following: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon, investments, asset/liability management, or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or pursuant to the direction of a Governmental Entity;

(t) except as required by Law or for communications in the ordinary course of business consistent with past practice that do not relate to either of the Transactions, (i) issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Parent Bank, (ii) issue any communication to employees relating to post-Closing employment, benefit or compensation information, or (iii) issue any communication of a general nature to customers without prior consultation with Parent Bank;

(u) foreclose upon or take a deed or title to any commercial real estate (i) without first consulting with Parent Bank and conducting a Phase I environmental assessment of the property, or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(v) make, change or rescind any material election concerning Taxes or Tax returns, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(w) take or fail to take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or in a violation of any provision of this Agreement;

(x) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

(y) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by Parent. Except as expressly contemplated or permitted by this Agreement or required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall not, nor shall Parent permit any of their Subsidiaries to, without the prior written consent of the Company:

(a) take any action that would materially adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the Transactions as contemplated hereby, or take any action that would materially reduce its liquidity or reduce its capital to an amount that would make it less than “well capitalized” either prior to, as of or immediately subsequent to the consummation of the transactions contemplated by this Agreement;

(b) take or fail to take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or in a violation of any provision of this Agreement; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V

COVENANTS

5.1 Acquisition Proposals.

(a) From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, induce or encourage, or take any other action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal, or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into or consummate any agreement, arrangement, letter of intent or understanding contemplating any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by the Company’s stockholders at a meeting of the stockholders of the Company, this Section 5.1(a) shall not prohibit the Company from furnishing non-public information regarding the Company and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to the Company by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) the Company has not violated any of the restrictions set forth in this Section 5.1, (3) the Company’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to result in a violation of its fiduciary obligations to the Company’s stockholders under applicable Law, and (4) at least two (2) Business Days prior to furnishing any non-public information to, or entering into discussions with, such person, the Company gives Parent written notice of the identity of such person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such person and the Company receives from such person an executed confidentiality agreement on terms no more favorable to such person than that certain confidentiality agreement dated February 20, 2026 by and between Parent and Keefe, Bruyette & Woods, Inc. acting on behalf of the Company.

(b) The Company will notify Parent immediately orally (within twenty-four (24) hours) and in writing (within two (2) Business Days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry, and the terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company shall keep Parent informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately orally (within twenty-four (24) hours) and in writing (within two (2) Business Days) upon the occurrence thereof.

(c) The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2 Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall (and shall cause the Company’s Subsidiaries to) afford Parent and its representatives (including, without limitation, officers and employees of Parent and its Subsidiaries and counsel, accountants and other professionals retained by Parent or any of its Subsidiaries) such reasonable access during normal business hours in a manner not to interfere with the prudent operation and supervision of employees of the Company and its Subsidiaries throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors and materials prepared in connection with meetings of the Company’s board of directors), contracts, properties, personnel and to such other information relating to the Company and the Company’s Subsidiaries as Parent may reasonably request, except where such materials relate to pending or threatened litigation or investigations if, in the opinion of counsel to the Company, such access would adversely affect the confidential nature of, or the Company’s attorney-client privilege relating to, the matters subject to such pending or threatened litigation or investigation; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From the date hereof until the Effective Time, the Company shall, and shall cause the Company’s Subsidiaries to, promptly provide Parent with (i) a copy of each report filed with a Governmental Entity, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its board of directors, including all monthly board packages and copies of the minutes of the meetings of the boards of directors of the Company and the Company’s Subsidiaries and any committees thereof, (iii) a copy of each press release made available to the public, and (iv) copies of all other documents containing information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Parent shall not be entitled to receive copies of reports or other documents relating to pending or threatened litigation or investigations if, after consultation with counsel to the Company, the Company reasonably determines that the disclosure of the information contained in such reports or other documents would adversely affect the confidential nature of, or any attorney-client privilege relating to, the matters subject to such pending or threatened litigation or investigation or copies of reports of regulatory examinations or any other documents containing “confidential supervisory information” contemplated by Section 8.13.

(c) The Company and Parent will not, and each will cause its respective representatives not to, use any information and document obtained in the course of their consideration of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The parties agree that all information and documents obtained pursuant to this Section 5.3 shall be subject to the terms and conditions contained in either of the Confidentiality Agreements as and to the extent applicable.

(d) On the same day each month as the Company provides its monthly board package to its directors, the Company shall provide Parent with an updated list of the Loans described in Section 3.2(w)(vi) if not otherwise included in such monthly board package.

5.4 Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Parent or the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5 Anti-takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Parent, Parent Bank, this Agreement, the Bank Merger Agreement and the Transactions from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using all commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law or, in the case of the Company, by the rules and regulations of the securities exchange on which the Company Common Stock is listed.

5.8 Stockholder Meeting.

(a) The Company will submit to its stockholders this Agreement and any other matters required to be approved or adopted by its stockholders in order to consummate the transactions contemplated by this Agreement. In furtherance of that obligation, the Company shall take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call and give notice of a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable to consider and vote on approval of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(b), the Company shall, (i) through the Company’s board of directors, recommend to its stockholders approval of this Agreement, (ii) include such recommendation in the Company Proxy Statement and (iii) use its reasonable best efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholder Meeting, the Company’s board of directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement in a manner adverse to Parent (a “Change of Recommendation”); provided, however, that prior to any such Change of Recommendation, the Company shall have complied with all of the requirements contained in Section 5.1, given Parent written notice promptly (and in any event within twenty-four (24) hours) advising it of the decision of the Company’s board of directors to take such action and, in the event the decision relates to a Superior Proposal, given Parent the material terms and conditions of such Superior Proposal, including the identity of the person making such Superior Proposal; and provided, further, that in the event the Change in Recommendation relates to a Superior Proposal: (i) the Company shall have given Parent three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if Parent proposes to revise the terms of this Agreement, the Company shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with Parent with respect to such proposed revisions or other proposal; and (ii) the Company’s board of directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Parent, if any, that such Superior Proposal continues to constitute a Superior Proposal. In the event the Company’s board of directors does not make the determination referred to in clause (ii) of this paragraph and thereafter determines to withdraw, modify or change its recommendation that the stockholders of the Company approve this Agreement pursuant to this Section 5.8(b) in connection with a new Superior Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change or recommendation, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger. Notwithstanding any Change of Recommendation, the Company shall submit this Agreement to its stockholders for their consideration at the Stockholder Meeting, and nothing in this Agreement shall relieve the Company from its obligation to do so.

5.9 Company Proxy Statement.

(a) The Company shall prepare a proxy statement and related materials relating to the matters to be submitted to the Company stockholders at the Stockholder Meeting (such proxy statement and related materials and any amendments or supplements thereto, the “Company Proxy Statement”). Upon request, Parent shall furnish to the Company any information required or reasonably requested by Company or its counsel to be included in the Company Proxy Statement with respect to Parent’s and its Subsidiaries’ consolidated business and affairs and shall have the right to review and consult with the Company and approve the form of, and any characterizations of such information included in, the Company Proxy Statement prior to its release for delivery to the Company’s stockholders. The Company shall provide Parent and its counsel a reasonable opportunity for review and comment on the Company Proxy Statement prior to its release for delivery to the Company’s stockholders. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Subsidiaries, officers or directors, should be discovered by Parent or the Company, which should be set forth in an amendment or supplement to the Company Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law or otherwise deemed to be necessary or advisable in the mutual judgment of the parties and their counsel, an appropriate amendment or supplement describing such information shall be promptly disseminated to the stockholders of the Company.

(b) Company Information. The information regarding the Company and its Subsidiaries included in the Company Proxy Statement, and all amendments and supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided that no representation is made by the Company with respect to information supplied by Parent or any of its Subsidiaries or any representative thereof specifically for use or incorporation by reference in the Company Proxy Statement. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate and complete in all material respects.

(c) Parent Information. The information regarding Parent and its Subsidiaries to be supplied by Parent for inclusion in the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. To the extent permitted by law, the Company shall give Parent prompt notice of any new civil, criminal, administrative or regulatory action, suit, demand letter, demands for indemnification, claim, hearing, notice of violation, arbitration, investigation, order to show cause, market conduct examination, notice of non-compliance or other proceeding of any nature pending or threatened against the Company or any of its Subsidiaries. Each of the Company, on the one hand, and Parent, on the other hand, shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11 Employee Benefit and Related Matters.

(a) Parent may retain as many of Company’s and Company Bank’s employees as it deems reasonably practical in its sole discretion. Each person who is an employee of Company Bank immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time is deemed to be a “Continuing Employee” and all such persons are deemed to be the “Continuing Employees”. In the absence of any explicit contractual provision to the contrary contained in any Company Contract or Company Employee Plan disclosed in Section 3.2(o)(i) or Section 3.2(r)(i) of the Company’s Disclosure Letter, each Continuing Employee shall be employed at the will of Parent Bank and this Agreement is not intended to provide to any employee a legally enforceable right or guarantee to continuing employment after the Effective Time. Following the Effective Time, Parent or Parent Bank shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Continuing Employees that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries. Notwithstanding the foregoing, neither Parent nor the Company shall cause any coverage of a Continuing Employee or such Continuing Employee’s dependents to terminate under any Company health and welfare plan prior to the time such Continuing Employee or such Continuing Employee’s dependents, as applicable, are participating in the health and welfare plans common to all employees of Parent or Parent Bank and their dependents except in the case of a termination of employment or other service.

(b) Parent agrees that each full-time employee of the Company or Company Bank who has been employed by the Company or Company Bank for at least one year as of the Closing Date and who, as a Continuing Employee, (A) either (i) is involuntarily terminated by Parent (other than for Cause) or (ii) terminates his or her employment with Parent voluntarily after being offered continued employment in a position that is not a Comparable Position at any time within twelve (12) months after the Closing Date and (B) is not covered by a separate employment, severance or change in control agreement disclosed in Section 5.11(b) or such other applicable section(s) of the Company’s Disclosure Letter shall, upon executing an appropriate release in a form reasonably determined by Parent Bank, receive a severance benefit equal to two weeks of continuing salary and health care coverage (with the cost for such coverage equal to the active employee rate) for each full year of employment (taking into account the periods of employment both before and after the Effective Time), with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks of such continuing salary and health care coverage.

(c) Parent and the Company may wish to provide retention bonuses to employees of Company Bank who remain employed at Company Bank through the Effective Time or for an interim period following the Effective Time, such as through a later date of conversion of the Company’s data processing systems to those of Parent. Parent may establish a retention bonus pool to induce retention of employees of Company Bank. Allocation of the retention bonuses shall be jointly determined by the Chief Executive Officers of Parent and the Company. Neither Party shall communicate the amounts considered for individual retention bonuses with the affected employees until such amounts are finally determined. Any such retention bonuses will be in addition to, and not in lieu of, any severance amounts to be paid to any employee pursuant to Sections 5.11(b) or 5.11(d).

(d) Parent shall honor all obligations under the employment, severance and change in control agreements, and supplemental executive and director retirement plans as set forth in Section 5.11(d) or such other applicable section(s) of the Company’s Disclosure Letter. Parent shall assume and honor all Company Employee Plans in accordance with their terms, including terms and conditions for the termination thereof.

(e) With respect to any employee benefit plans of Parent in which any Continuing Employee becomes eligible to participate on or after the Effective Time (the “Parent Plans”), Parent agrees to use commercially reasonable efforts to: (i) cause to be waived all pre-existing conditions, exclusions and waiting period with respect to participation and coverage requirements applicable to such employees and their eligible dependents under the Parent Plans, except to the extent such pre-existing conditions, exclusions or waiting period would apply under the analogous Company Employee Plan; (ii) provide each such employee and their eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Employee Plan (to the same extent that such credit was given under the analogous Company Employee Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any Parent Plan; and (iii) provide each Continuing Employee with service credit for eligibility and vesting purposes under any Parent Plan in which Continuing Employees are eligible to participate for all periods of employment with the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of service, such service was not recognized under the corresponding Company Employee Plan, or for benefit accrual purposes under any defined benefit plan. The parties acknowledge and agree that, notwithstanding Parent’s commercially reasonable efforts undertaken in good faith to facilitate the foregoing intended accommodations, the terms and conditions imposed under one or more of the Parent Plans may preclude the implementation of one or more of such intended accommodations.

(f) Following the date of this Agreement, if requested by Parent at least thirty (30) days prior to the Effective Time, the Company and Company Bank shall take, or cause to be taken, such actions, including the adoption of appropriate plan amendments and board resolutions, as shall be reasonably necessary to terminate the Company Bank’s 401(k) Plan in accordance with its terms and applicable Law, effective immediately prior to the Effective Time. As successor to the Company and Company Bank, Parent and Parent Bank agree that, as of the Effective Time, Parent Bank will assume the duties of the Company and Company Bank with respect to completion of the termination and liquidation of the Company Bank’s 401(k) Plan. If Parent requests that the Company and Company Bank terminate the Company Bank’s 401(k) Plan immediately prior to the Effective Time, participants in the plan may elect to receive a distribution of the assets credited to their respective plan accounts at that time, and those Continuing Employees who remain employed by Parent Bank at that time may roll-over their distributions and plan loans to their plan accounts under Parent Bank’s 401(k) plan, subject to and in accordance with the terms of Parent Bank’s 401(k) plan.

(g) Effective as of the calendar day immediately prior to the calendar day on which the Effective Time occurs, each of the employment and change in control agreements set forth in Section 5.11(g) of the Company’s Disclosure Letter will be terminated pursuant to a settlement agreement entered into by the Company and Company Bank with each of the officers who is a party to any such agreement contemporaneously with the signing of this Agreement, the form and substance of each such settlement agreement to have been agreed to by Parent.

(h) Notwithstanding the foregoing, references to “Parent” or the “Company” in this Section 5.11 shall also include any Subsidiary of Parent or Subsidiary of the Company, respectively, as the context requires.

5.12 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Closing Date, Parent shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s articles of incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law; provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Parent thereof. Any failure to so notify shall not affect the obligations of Parent under Section 5.12(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(c) Parent shall maintain, or shall cause to be maintained, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Company and Company Bank (provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to claims against such officers and directors arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premiums currently paid by the Company or Company Bank for such insurance (the “Maximum Premium Amount”); and provided, further, that if the amount of the total premium necessary to maintain or procure such insurance coverage exceeds the Maximum Premium Amount, Parent shall cause to be maintained policies of directors’ and officers’ insurance that, in Parent’s good faith determination, provide the maximum coverage available at a total premium equal to the Maximum Premium Amount; and provided, further, that Parent may (i) request the Company to obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such persons than the Company’s existing insurance policies as of the date hereof.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Parent and its successors and assigns assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f) Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13 Post-Closing Governance. Parent, in consultation with the Company, but subject to Parent’s sole discretion, may offer to nominate for election as corporators of Parent at Parent’s first annual meeting following the Effective Time such members of the Company’s current board of directors who express interest in serving in such capacity following the Effective Time.

5.14 [Reserved]

5.15 ESOP Matters. The ESOP Trustee and the Company shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the Closing, as applicable: Effective on the day immediately before the Closing, the ESOP shall be terminated (the “ESOP Termination Date”), no new participants shall be admitted on or after the ESOP Termination Date, and all existing ESOP participants’ accounts shall be fully vested and 100% non-forfeitable. The Company shall cause the ESOP’s plan administrator to direct the ESOP Trustee to remit a sufficient amount of the Suspense Shares back to the Company to repay the outstanding ESOP Loan in full, with each remitted share to be valued equal to the Merger Consideration. All remaining shares of Company Common Stock held by the ESOP as of the Effective Time shall be exchanged for the Merger Consideration. After repayment of the outstanding ESOP Loan and the exchange of the shares of Company Common Stock for the Merger Consideration, the cash received upon conversion of the remaining Suspense Shares shall be deemed to be earnings and shall be allocated to ESOP participants’ accounts in accordance with the ESOP. If the Suspense Shares are insufficient to repay the outstanding balance of the ESOP Loan in full, the Company shall forgive the remaining balance of the ESOP Loan (after remitting the Suspense Shares to the Company). Notwithstanding anything herein to the contrary, the Company shall continue to accrue and make contributions to the ESOP from the date of this Agreement through the ESOP Termination Date in an amount sufficient (but not to exceed) for the Trustee to make loan payments that become due in the ordinary course on the outstanding loan to the ESOP prior to the ESOP Termination Date and shall also make a contribution to the ESOP, prior to the ESOP Termination Date, to enable the Trustee to make a pro rata payment on the ESOP loan for any year in which the Closing occurs (if the Closing occurs prior to December 31) through and including the earlier of the end of the calendar month immediately preceding the month in which the Closing occurs or the ESOP Termination Date. The Company acknowledges and agrees that following the Company’s forgiveness of any remaining balance on the ESOP Loan, the ESOP shall have no further obligation to the Company with respect to the ESOP Loan, and the Company shall have no recourse against the ESOP for any amounts then remaining due under the ESOP Loan. The Company also shall take such other actions in furtherance of terminating the ESOP as Parent may reasonably request prior to the Closing, including the adoption of amendments to the ESOP.

5.16 Disclosure Supplements. From time to time prior to the Effective Time, the Company and Parent will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for determining satisfaction of the conditions set forth in Article VI.

5.17 Organization and Actions of Merger Sub I and Merger Sub II. As promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time, Parent shall (a) cause each of Merger Sub I Merger Sub II (together, the “Merger Subs”) to be organized as a wholly owned Subsidiary of Parent, (b) promptly thereafter, take such actions as may be necessary or appropriate to cause the board of directors of each of the Merger Subs to unanimously approve this Agreement and the transactions contemplated hereby, (c) cause each of the Merger Subs to become a party to this Agreement through the execution and delivery of an appropriate joinder to this Agreement, which shall be substantially in the form attached hereto as Exhibit C (the “Joinder Agreement”), by a duly authorized officer of each of the Merger Subs, and (d) as the sole stockholder of each of the Merger Subs, approve and adopt this Agreement.

5.18 Maintenance of Company Records. Through the Effective Time, the Company shall maintain the Company Records in a manner at least as thorough and compliant as they have been maintained prior to the Company’s execution and delivery of this Agreement. Parent may, to the extent not inconsistent with the provisions of Section 5.3 and at its own expense, make such copies of and excerpts from the Company Records as it may deem desirable. All Company Records, whether held by Parent or the Company, shall be maintained for such periods as are required by Law, unless the parties shall, applicable Law permitting, agree in writing to a different period. From and after the Effective Time, Parent shall be solely responsible for continuing maintenance of the Company Records.

5.19 Systems Conversion. From and after the date hereof, the parties shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Parent and its Subsidiaries, which planning shall include, but not be limited to, discussion of the possibility of maintaining separate operating systems for a period following the Effective Time, or the possible termination by the Company and/or its Subsidiaries of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Company or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Company and its Subsidiaries shall not be obligated to take any such action prior to the Effective Time. If the Company takes or causes any of its Subsidiaries to take, at the request of Parent, any action relative to third parties to facilitate the conversion contemplated hereunder, which results in the imposition of any termination fees, expenses or charges, then Parent shall indemnify the Company for any such fees, expenses and charges, and the costs of reversing the conversion process, if the Merger is not consummated in accordance with the terms of this Agreement for any reason other than a breach by the Company of any of its representations, warranties, covenants or other obligations hereunder.

5.20 Certain Policies of the Company. At the request of Parent, after the time at which all approvals, consents or waivers of any Governmental Entity required to permit consummation of the Transactions as contemplated by this Agreement have been obtained or received and Parent has confirmed in writing that all other conditions precedent to Parent’s obligations under this Agreement have been satisfied or waived and prior to the Effective Time, the Company shall cooperate with Parent with the objective of modifying and changing its receivables, loan accrual, charge-off, real estate valuation, loan loss reserve and investment policies and practices and such other accounting and/or financial policies and practices as may be requested by Parent to reflect Parent’s plans with respect to the conduct of the Company’s business following the consummation of the Transactions and to make adequate provision for the cost and expenses relating thereto. The Company’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.20.

5.21 Access to Customers and Suppliers.

(a) The parties will collaborate to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. The parties agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and Parent Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Parent Bank. Neither Company nor Company Bank, however, will be required to take any actions or provide any information pursuant to this Section 5.21 that would, in Company or Company Bank’s reasonable determination, violate any applicable Laws related to data protection or privacy. Nothing in this Section 5.21 shall be deemed to prohibit representatives of Company Bank and Parent Bank from meeting with and communicating with their respective customers that may also be customers of the other party.

(b) From and after the date of this Agreement, Company Bank shall, upon Parent Bank’s reasonable request, introduce Parent Bank and its representatives to suppliers of Company Bank for the purpose of facilitating the integration of Company Bank’s business into that of Parent Bank. Any interaction between Parent Bank and Company Bank’s suppliers shall be coordinated by Company Bank. Company Bank shall have the right to participate in any discussions between Parent Bank and Company Bank’s suppliers.

5.22 Environmental Assessments

(a) Company Bank shall cooperate with and grant access to an environmental consulting firm selected by Parent Bank and reasonably acceptable to Company Bank, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Loan Property for the purpose of conducting Phase I Environmental Assessments, which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon (“Phase I Assessment”). Parent Bank shall not, without Company Bank’s prior written consent, which consent shall be in Company Bank’s sole discretion, conduct any (i) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater and/or (ii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Parent Bank and its environmental consulting firm shall conduct all Phase I Assessments pursuant to this Section 5.22 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company Bank’s operation of its business. All costs and expenses incurred in connection with this Section 5.22, including any Phase I Assessment, shall be borne solely by Parent Bank.

(b) To the extent requested by Parent Bank, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

5.23 Shareholder Litigation and Claims. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to the Company’s Knowledge, threatened, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall consult with Parent regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company shall (i) promptly notify Parent of any shareholder litigation brought, or threatened, against the Company and/or members of the board of directors of the Company, (ii) keep Parent informed on a timely basis with respect to the litigation’s status, provided, however, that no information need be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. The Company shall consult with Parent regarding the selection of counsel to represent the Company in any such shareholder litigation.

5.24 Stock Exchange De-listing. Prior to the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Company of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.25 Liquidation Account. Following the Effective Time, upon the merger of the Surviving Corporation with and into Merger Sub II, the latter shall assume the liquidation account established by the Company in connection with the mutual-to-stock conversion of First Seacoast Bancorp, MHC, Company Bank’s former mutual holding company, in accordance with 12 C.F.R. 239.62(e)(2).

5.26 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s stockholders in accordance with applicable laws and regulations.

(b) Regulatory Approvals. All approvals, consents, non-objections or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Transactions, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of either of the Transactions and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of either of the Transactions. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Transactions.

(d) Third Party Consents. Parent and the Company shall have obtained the consent or approval of each person whose consent or approval shall be required under a Company Contract (i.e., other than the governmental approvals or consents referred to in Section 6.1(b)) to consummate the Transactions as contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, result in a Material Adverse Effect on Parent or the Company as the context may dictate.

6.2 Conditions to the Obligations of Parent. The obligations of Parent to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Parent:

(a) The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e) Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Parent of the Transactions as contemplated hereby that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

In addition to the foregoing, the Company and Company Bank will furnish Parent with such additional certificates, instruments or other documents in the name or on behalf of the Company or Company Bank, as the case may be, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.2 as Parent may reasonably request.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a) Parent’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of Parent’s Obligations. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and chief financial officer of Parent to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Delivery of Merger Consideration. On the Business Day prior to Closing, Parent shall have deposited or caused Parent Bank to deposit with the Paying Agent the aggregate Merger Consideration in accordance with Section 2.6(c).

In addition to the foregoing, Parent will furnish the Company with such additional certificates, instruments or other documents in the name or on behalf of Parent, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.3 as the Company may reasonably request.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party, either before or after any requisite stockholder approval:

(a) by the mutual written consent of Parent and the Company; or

(b) by either Parent or the Company, in the event of the failure of the Company’s stockholders to approve this Agreement at the Stockholder Meeting (as it may be postponed or adjourned and reconvened); provided, however, that the Company shall only be entitled to terminate this Agreement pursuant to this clause if it has complied with its obligations under Section 5.8; or

(c) by either Parent or the Company, if either (i) any approval, consent, non-objection or waiver of a Governmental Entity required to permit consummation of the Transactions as contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Transactions as contemplated by this Agreement; or

(d) by either Parent or the Company, in the event that the Merger is not consummated by April 30, 2027, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e) by either Parent or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f) by Parent, if (i) the Company shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii) if the board of directors of the Company does not publicly recommend in the Company Proxy Statement that its stockholders approve and adopt this Agreement or if, after recommending in the Company Proxy Statement that its stockholders approve and adopt this Agreement, the board of directors effects a Change of Recommendation; or

(g) by the Company, at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, in order to enter into an agreement with respect to a Superior Proposal, but only if (i) the Company’s board of directors has determined in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, and (ii) the Company has not breached its obligations under Section 5.1.

7.2 Termination Fee.

(a) In the event of termination of this Agreement by the Company pursuant to Section 7.1(g), the Company shall pay to Parent the Termination Fee.

(b) In the event of termination of this Agreement by Parent pursuant to Section 7.1(f), so long as at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein, the Company shall make payment to Parent of the Termination Fee.

(c) If (i) this Agreement is terminated by either party pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(e) if the breach giving rise to such termination was knowing or intentional and (ii) at the time of such termination Parent is not in material breach of any representation, warranty or material covenant contained herein and (iii) prior to the Stockholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iv) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal, the Company shall make payment to Parent of the Termination Fee.

(d) Any fee payable pursuant to this Section 7.2 shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company and Parent acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. The amount payable by the Company pursuant to this Section 7.2 constitutes liquidated damages and not a penalty and shall be the sole remedy of Parent in the event of termination of this Agreement on the bases specified in this Section 7.2. Nothing in this Agreement shall in any way limit the right of the Company to seek a remedy at law or in equity in the event of a breach of this Agreement by Parent.

7.3 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2, 7.3, 8.2, 8.6 and 8.11, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. In the event of a termination of this Agreement by either Parent or the Company, neither Parent nor the Company shall issue any press release or make any other public statement regarding this Agreement or the proposed Merger except as counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law or, in the case of the Company, by the rules and regulations of Nasdaq on which the Company Common Stock is listed.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Sections 2.15, 5.12, 8.5, 8.11 and 8.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the MGCL, the General Laws or the applicable state and federal banking laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all of which together shall constitute one and the same instrument. No counterpart shall be effective until each party has executed at least one counterpart. For the convenience of the parties, facsimile, portable document format (pdf) or other electronic copy of a signature shall be deemed to be an original signature.

8.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of the parties hereto (a) consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent and/or Parent Bank, to:

Cambridge Financial Group, Inc.

Cambridge Savings Bank

81 Wyman Street

Waltham, MA 02451

Attention: Ryan A. Bailey, President and CEO

Email: rbailey@cambridgesavings.com

With a copy to:

Stephen J. Coukos, Esq.

Executive Vice President & General Counsel

Cambridge Financial Group, Inc.

Cambridge Savings Bank

81 Wyman Street

Waltham, MA 02451

Email: scoukos@cambridgesavings.com

If to the Company and/or Company Bank, to:

First Seacoast Bancorp, Inc.

633 Central Avenue

Dover, NH 03820

Attention: James R. Brannen, Chief Executive Officer

Email: jbrannen@firstseacoastbank.com

With a copy to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Attention: Lawrence M.F. Spaccasi, Esq., lspaccasi@luselaw.com

 Victor L. Cangelosi, Esq., vcangelosi@luselaw.com

8.8 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreements, this Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for securing or posting a bond in connection with the other party’s seeking or obtaining such injunctive relief.

8.12 Confidentiality. Except as specifically set forth herein, the Company and Parent mutually agree to be bound by the terms of those certain confidentiality agreements dated February 20, 2026 and April 10, 2026, respectively (the “Confidentiality Agreements”), previously executed by or on behalf of the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

8.13 Confidential Supervisory Information. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Entity by any party hereto to the extent prohibited by applicable Law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

CAMBRIDGE FINANCIAL GROUP, INC.

By:	/s/ Ryan A. Bailey
Ryan A. Bailey
President and Chief Executive Officer

CAMBRIDGE SAVINGS BANK

By:	/s/ Ryan A. Bailey
Ryan A. Bailey
President and Chief Executive Officer

FIRST SEACOAST BANCORP, INC.

By:	/s/ James R. Brannen
James R. Brannen
Chief Executive Officer

FIRST SEACOAST BANK

By:	/s/ James R. Brannen
James R. Brannen
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 4, 2026 (this “Plan of Merger”), by and between Cambridge Savings Bank, a Massachusetts state-chartered trust company and the wholly owned banking subsidiary of Cambridge Financial Group, Inc. (“Parent Bank”), with its main office located at 1374 Massachusetts Avenue, Cambridge, Massachusetts 02138, and First Seacoast Bank, a federal savings bank in stock form and the wholly owned banking subsidiary of First Seacoast Bancorp, Inc. (“Company Bank”), with its main office located at 633 Central Avenue, Dover, New Hampshire 03820. Parent Bank and Company Bank are hereinafter sometimes collectively referred to as the “Constituent Corporations”.

This Plan of Merger has been duly adopted and approved by not less than two-thirds of the Board of Directors of each of Parent Bank and Company Bank and is being entered into pursuant to that certain Agreement and Plan of Merger by and among Cambridge Financial Group, Inc. (“Parent”), Parent Bank, First Seacoast Bancorp, Inc. (the “Company”), and Company Bank, dated as of the date hereof (the “Parent Merger Agreement”).

All capitalized terms used herein without definition are used with the meanings ascribed thereto in the Parent Merger Agreement.

In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 Surviving Corporation. In accordance with the provisions of this Plan of Merger and the laws of the Commonwealth of Massachusetts and the United States of America, at the Effective Time (as hereinafter defined), Company Bank shall be merged with and into Parent Bank (the “Merger”) and the separate corporate existence of Company Bank shall cease. Parent Bank shall be the surviving entity in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue its corporate existence as the wholly owned banking subsidiary of Parent under the laws of the Commonwealth of Massachusetts. The name of the Surviving Corporation shall continue to be “Cambridge Savings Bank”. The locations of the main office and all other branch offices of the Surviving Corporation, as shall be established and authorized immediately after the Effective Time, shall be the main office and all other branch offices of Parent Bank and the main office and all other branch offices of Company Bank, which shall become and operate as branch offices of the Surviving Corporation upon and after the Effective Time.

1.02 Effects of the Merger. At and after the Effective Time, the Merger shall have all of the effects set forth in Sections 3 and 7, paragraphs (A) – (D), of Chapter 167I and Section 11.07 Chapter 156D of the General Laws and, in connection therewith, all assets of the Constituent Corporations as they exist at the Effective Time shall pass to and vest in the Surviving Corporation without any conveyance or other transfer and the Surviving Corporation shall be responsible for all liabilities and obligations of every kind and description of each of the Constituent Corporations existing as of the Effective Time, whether matured or unmatured, accrued, absolute, contingent or otherwise.

1.03 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Plan of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Plan of Merger.

1.04 Articles of Organization and By-laws. The articles of organization and by-laws of Parent Bank, as in effect immediately prior to the Effective Time, shall be the articles of organization and by-laws of the Surviving Corporation and shall thereafter continue to be its articles of organization and by-laws until amended as provided therein or by law.

1.05 Directors and Officers. The directors and officers of Parent Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the articles of organization and by-laws of the Surviving Corporation and applicable law.

1.06 Authorized Capital Stock of Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be authorized to issue such number of shares of capital stock as Parent Bank is authorized to issue immediately prior to the Effective Time.

1.07 Description of Classes of Stock. As of the Effective Time, the Surviving Corporation shall have such classes or series of capital stock as Parent Bank possesses immediately prior to the Effective Time, and each such authorized class or series of capital stock of the Surviving Corporation shall have the same par value, preferences, voting powers, qualifications, special or relative rights or privileges as such class or series of capital stock of Parent Bank authorized immediately prior to the Effective Time.

1.08 Effective Time; Conditions. If all of the conditions precedent set forth in Article IV of this Plan of Merger have been satisfied or waived (to the extent any such waiver is permitted by law), and this Plan of Merger is not terminated under Section 5.01 hereof, the parties shall cause to be filed with the Corporations Division of the Office of the Secretary of State of the Commonwealth of Massachusetts articles of merger evidencing the Merger in accordance with Section 7 of Chapter 167I and Section 1.23 of Chapter 156D of the General Laws (the “Articles of Merger”). The Merger shall become effective at, and the Effective Time shall be, the time specified in the Articles of Merger (such time being referred to as the “Effective Time”). The parties acknowledge and agree that it is their mutual desire and intention that the Effective Time shall occur on the same date that the merger of Merger Sub I with and into the Company (the “Acquisition Merger”) becomes effective in accordance with the terms of the Parent Merger Agreement and that the Merger and the Acquisition Merger shall be deemed to have occurred simultaneously.

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ARTICLE II

CONVERSION OF SHARES

2.01 Effect on Outstanding Shares.

(a) Parent Bank Common Stock. Each share of common stock of Parent Bank, par value $1.00 per share (“Parent Bank Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding upon the Effective Time and shall constitute such number of shares of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate which immediately prior to the Effective Time represented outstanding shares of Parent Bank Common Stock shall on and after the Effective Time be deemed for all purposes to represent such like number of shares of Surviving Corporation Common Stock issued and outstanding as of the Effective Time in accordance with this Section 2.01(a).

(b) Company Bank Common Stock. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of Company Bank, par value $0.01 per share (“Company Bank Common Stock”), issued and outstanding immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no payment shall be made with respect thereto. Each certificate which immediately prior to the Effective Time represented outstanding shares of Company Bank Common Stock shall on and after the Effective Time be deemed cancelled for all purposes and shall no longer represent any rights whatsoever to the holder thereof. Any shares of Company Bank Common Stock held in the treasury of Company Bank immediately prior to the Effective Time shall be retired and cancelled.

ARTICLE III

COVENANTS

3.01 Approvals. This Plan of Merger shall be submitted to the sole stockholder of each of Parent Bank and Company Bank for adoption and approval in accordance with the applicable provisions of the General Laws and federal law, respectively, and the respective articles of organization and by-laws of Parent Bank and Company Bank. Parent Bank and Company Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, which may be necessary for consummation of the Merger on the terms herein provided, including without limitation, together with Parent and the Company, the preparation, execution and submission of applications, reports, forms, notices or petitions, as applicable, to the Commissioner of Banks of the Commonwealth of Massachusetts (the “MA Commissioner”) pursuant to Section 3 of Chapter 167I of the General Laws, the Federal Deposit Insurance Corporation (the “FDIC”) pursuant to Sections 18(c) and 18(d) of the Federal Deposit Insurance Act, as amended, 12 U.S.C. §§ 1828(c) and 1828(d), and 12 C.F.R. Part 303, Subpart D, the Bank Commissioner of the State of New Hampshire (the “NH Commissioner”) pursuant to New Hampshire Revised Statutes Annotated §§ 383-B: 10-1004, 383-B:10-1002 and 383-A: 6-602, the Comptroller of the Currency (the “OCC”) pursuant to 12 U.S.C. § 1467a(s) and 12 C.F.R. § 5.33(k), and the Federal Reserve Bank of Boston (the “FRBB”) pursuant to Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. 1843(c)(8), and 12 C.F.R. §§ 225.23 and 225.24.

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3.02 Additional Assurances. Parent Bank and Company Bank each agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger.

3.03 Liquidation Account. At the Effective Time, Parent Bank shall assume the liquidation account established by Company Bank in connection with the mutual-to-stock conversion of First Seacoast Bancorp, MHC, Company Bank’s former mutual holding company, in accordance with 12 C.F.R. 192.475(b).

ARTICLE IV

CLOSING CONDITIONS

4.01 Conditions to Merger. Prior to the Effective Time, the respective obligations of Parent Bank and Company Bank under this Plan of Merger shall be subject to the fulfillment of the following conditions:

(a) At a meeting of the sole stockholder of each of Parent Bank and Company Bank, or by written consent in lieu thereof, this Plan of Merger, and the transactions contemplated hereby shall have been duly adopted and approved in accordance with the applicable provisions of the General Laws and federal law and the respective articles of organization and by-laws of Parent Bank and Company Bank by the affirmative vote of each such sole stockholder;

(b) The written approvals of the MA Commissioner and the FDIC with respect to the Merger, the required written notice to the OCC with respect to the Merger, and the written approval of the NH Commissioner with respect to Parent Bank’s acquisition and operation of Company Bank’s main office and branch offices following the completion of the Merger shall have been obtained and made and all applicable statutory waiting periods shall have expired; and

(c) All of the conditions to the respective obligations of the parties to the Parent Merger Agreement to consummate the Acquisition Merger, as set forth in further detail in Article VI of the Parent Merger Agreement, shall have been duly satisfied or waived (to the extent any such waiver is permitted by law).

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ARTICLE V

AMENDMENT AND TERMINATION

5.01 Termination. Notwithstanding the approval and adoption of this Plan of Merger by the stockholders of Parent Bank and Company Bank, this Plan of Merger shall terminate forthwith in the event that the Parent Merger Agreement shall be terminated as therein provided. In the event of the termination of this Plan of Merger as provided herein, this Plan of Merger shall forthwith become null and void and there shall be no liability on the part of either of the parties hereto except as otherwise provided in the Parent Merger Agreement, including without limitation any obligation to pay the Termination Fee, which Company Bank hereby assumes on a joint and several basis with the Company to the extent such payment is required under the terms of the Parent Merger Agreement.

5.02 Amendment. This Plan of Merger shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto pursuant to an amendment to the Parent Merger Agreement approved in the manner therein provided. If any such amendment to the Parent Merger Agreement is so approved, any amendment to this Plan of Merger required by such amendment to the Parent Merger Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors.

ARTICLE VI

MISCELLANEOUS

6.01 Counterparts. This Plan of Merger may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument, and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties. For the convenience of the parties, facsimile, portable document format (pdf) or other electronic copy of a signature shall be deemed to be an original signature.

6.02 Governing Law. This Plan of Merger shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof, and, to the extent applicable, by federal law.

6.03 Notices. Any notices and other communications in connection with this Plan of Merger shall be given in accordance with the notice provisions contained in the Parent Merger Agreement.

6.04 Successors and Assigns; Assignment. This Plan of Merger shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Plan of Merger may not be assigned by either party hereto without the prior written consent of the other party.

6.05 Severability. In the event that any one or more provisions of this Plan of Merger shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Plan of Merger and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Plan of Merger.

[Signature page follows]

5

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

CAMBRIDGE SAVINGS BANK

By:
Ryan A. Bailey
President and Chief Executive Officer

FIRST SEACOAST BANK

By:
James R. Brannen
Chief Executive Officer

[Signature Page to Bank Merger Agreement]

EXHIBIT B

May 4, 2026

Cambridge Financial Group, Inc.

81 Wyman Street

Waltham, MA 02451

Ladies and Gentlemen:

The undersigned (“Shareholder”) is an executive officer and/or director of First Seacoast Bancorp, Inc. (the “Company”) and the beneficial holder of shares of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”).

Cambridge Financial Group, Inc. (“Parent”) and the Company are considering the execution of an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Parent will acquire the Company in a cash merger (the “Merger”). The execution of the Merger Agreement by Parent is subject to the execution and delivery of this letter agreement (this “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement.

Shareholder, to induce Parent to execute and deliver to the Company the Merger Agreement, agrees and undertakes, solely in his or her capacity as a shareholder of the Company, and not in his or her capacity as a director or officer of the Company, as follows:

1. This Agreement shall not apply to those shares of the Company Common Stock, if any, as to which Shareholder (i) may exercise voting or investment power as a fiduciary for others or (ii) as to which Shareholder does not have, directly or indirectly, sole or shared voting power (collectively, if any, the “Excluded Shares”). Shareholder hereby represents and warrants that, as of the date hereof, Shareholder has sole or shared, and otherwise unrestricted, voting power with respect to the number of shares of Company Common Stock indicated opposite his or her name on Schedule I attached hereto and incorporated herein by this reference (the “Shares”), free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever.

2. While this Agreement is in effect, Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber, on or before the date of the Stockholder Meeting, any or all of the Shares or any additional shares of the Company Common Stock that are subsequently acquired by Shareholder, other than in a Permitted Transfer (as hereinafter defined), or (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Shares or grant any proxy with respect thereto, other than to members of the Board of Directors of the Company to vote to approve the Merger Agreement and the Merger and the matters related thereto. For the purposes of this Agreement, “Permitted Transfer” means any of the following transfers: (i) a transfer by will or operation of law, in which case this Agreement shall bind the transferee; (ii) a transfer pursuant to any pledge agreement existing as of the date of this Agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement; (iii) a transfer for bona fide estate and tax planning

Cambridge Financial Group, Inc.

May 4, 2026

purposes, including any transfer to relatives, trusts and charitable organizations, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iv) a transfer from Shareholder to one or more other shareholders of the Company who are bound by terms of a comparable voting agreement with Parent; (v) shares tendered to the Company to pay the exercise price of a stock option or to satisfy any tax withholding obligations upon the exercise of a stock option or the vesting of a Company RSA; and (vi) a transfer made with the prior written consent of Parent.

3. While this Agreement is in effect, Shareholder shall vote or cause to be voted all of the Shares and any other shares of Company Common Stock that Shareholder shall be entitled to so vote, whether such shares are beneficially owned by Shareholder on the date of this Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise (less any Company Common Stock subsequently disposed of pursuant to a Permitted Transfer), (i) for the approval of the Merger Agreement and the Merger at the Stockholder Meeting, (ii) for the approval of any proposal to adjourn or postpone the Stockholder Meeting to a later date if there are not sufficient votes to approve the Merger Agreement and the Merger, and (iii) against approval or adoption of any (y) Acquisition Proposal or other merger, business combination, recapitalization, partial liquidation or similar transaction involving the Company or Company Bank or (z) amendment of the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger, the Bank Merger Agreement or the Bank Merger or change in any manner the voting rights of any class of the Company Common Stock. During the period that this Agreement is in effect, Shareholder shall support at all times, and recommend for approval by the Company’s shareholders, the Merger Agreement and the Merger, subject only to Shareholder’s fiduciary obligations as an executive officer or director of the Company, to the extent applicable, and Shareholder shall conduct himself or herself, both publicly and privately, in a manner consistent with such support and recommendation of the Merger Agreement and the Merger, subject to Shareholder’s fiduciary obligations as an officer or director of the Company as and to the extent applicable.

4. Shareholder agrees that Parent would be irreparably harmed by any breach of this Agreement on the part of Shareholder and that Parent shall be entitled to specific performance and injunctive and other equitable relief in respect of any breach (including any threatened or anticipated breach) of this Agreement and to enforce the provisions hereof without having to prove actual damages, and Shareholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

5. This Agreement shall only apply to actions taken by Shareholder in his or her capacity as a shareholder of the Company and, if applicable, shall not in any way limit or affect actions Shareholder may take in his or her capacity as a director or officer of the Company.

Cambridge Financial Group, Inc.

May 4, 2026

6. This Agreement shall automatically terminate upon the earlier of (i) the favorable vote of the Company’s shareholders with respect to the approval of the Merger Agreement and the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

7. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Common Stock. All rights, ownership and economic benefits of and relating to the Company Common Stock shall remain and belong to the applicable shareholder, and Parent shall have no power or authority to direct any shareholder in the voting of any of the Company Common Stock or the performance by any shareholder of such shareholder’s duties or responsibilities as a shareholder of the Company, except as otherwise provided herein.

8. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of Shareholder and Parent (i) irrevocably and unconditionally consents to and submits itself to the exclusive jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts (collectively, the “Massachusetts Courts”) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such Massachusetts Courts, and (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Massachusetts Courts. Each of Shareholder and Parent waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought in any such Massachusetts Courts and waives any bond, surety or other security that might be required of any other party in any such Massachusetts Courts with respect to such action or proceeding.

9. Shareholder represents and warrants to and agrees with Parent as follows: (i) Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement; (ii) this Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Parent, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (iii) the execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations and the consummation by Shareholder of the transactions contemplated by this Agreement will not, violate, conflict with, or constitute a default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule, or regulation to which Shareholder is subject.

Cambridge Financial Group, Inc.

May 4, 2026

10. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until the Merger Agreement is executed by the parties thereto and this Agreement is executed by Shareholder and Parent.

11. No waiver of any breach of this Agreement extended by Parent to Shareholder shall be construed as a waiver of any rights or remedies of Parent with respect to any subsequent breach of Shareholder hereunder and no waivers extended by Parent of any breaches by one or more other shareholders of the Company who are bound by terms of a comparable voting agreement with Parent shall be construed as a waiver of any rights or remedies of Parent with respect to any subsequent breach by Shareholder of this Agreement.

12. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument, and shall become effective when a counterpart has been signed and delivered by each of the parties. For the convenience of the parties, facsimile, portable document format (pdf) or other electronic copy of a signature shall be deemed to be an original signature.

13. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

[Signature page follows]

Cambridge Financial Group, Inc.

May 4, 2026

IN WITNESS WHEREOF, Shareholder has executed this Agreement as of the date first above written.

Very truly yours,

Print Name

Accepted and agreed to as of date first above written

CAMBRIDGE FINANCIAL GROUP, INC.

By:
Ryan A. Bailey
President and Chief Executive Officer

SCHEDULE I

Name of Shareholder	Number of Shares Beneficially Owned	Excluded Shares

EXHIBIT C

JOINDER AGREEMENT

This Joinder Agreement, dated as of ______ __, 2026 (this “Agreement”), is executed and delivered by CFG Merger Subsidiary, Inc. I (“Merger Sub I”) and CFG Merger Subsidiary, Inc. II (“Merger Sub II”), each a wholly owned subsidiary of Cambridge Financial Group, Inc. (“Parent”). This Agreement constitutes the joinder of Merger Sub I and Merger Sub II to that certain Agreement and Plan of Merger dated as of May 4, 2026 by and among Parent, Parent’s wholly owned banking subsidiary, Cambridge Savings Bank, First Seacoast Bancorp, Inc. (the “Company”), and the Company’s wholly owned banking subsidiary, First Seacoast Bank (the “Parent Merger Agreement”), as contemplated by Section 5.17 thereof.

In consideration of the premises, covenants and other agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees as follows:

1. Joinder. Each of Merger Sub I and Merger Sub II hereby acknowledges and agrees that, by its execution and delivery of this Agreement, effective as of the date hereof, it joins in, becomes a party to, and agrees to be bound in all respects by all of the terms and conditions of the Parent Merger Agreement applicable to it, as if it had executed the Parent Merger Agreement as of the date thereof.

2. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof, and, to the extent applicable, by federal law.

3. Notices. Any notices and other communications in connection with this Agreement shall be given in accordance with the notice provisions contained in the Parent Merger Agreement.

IN WITNESS WHEREOF, each of Merger Sub I and Merger Sub II has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

CFG MERGER SUBSIDIARY, INC. I

By:
Name:
Title:

CFG MERGER SUBSIDIARY, INC. II

By:
Name:
Title:

Exhibit 99.1

*PRESS RELEASE*

Contact:

Ryan A. Bailey

President and Chief Executive Officer

Cambridge Financial Group, Inc.

(888) 418-5626

Investor Contact:

James R. Brannen

Chief Executive Officer

First Seacoast Bancorp, Inc.

(603) 742-4680

investorrelations@firstseacoastbank.com

Media Contacts:

Brennan Burks

Communications & Public Relations

Cambridge Savings Bank

(513) 795-4463

bburks@cambridgesavings.com

Tiffany L. Stackpole

Marketing & Public Relations

First Seacoast Bank

(603) 742-4680

marketing@firstseacoastbank.com

Cambridge Financial Group, Inc. and First Seacoast Bancorp, Inc. Agree to Merge

Two Community Banks: One Shared Mission

Cambridge, MA, and Dover, NH; May 5, 2026 – Cambridge Financial Group, Inc. (“Cambridge Financial”), the mutual holding company of Cambridge Savings Bank, and First Seacoast Bancorp, Inc. (“First Seacoast Bancorp”) (Nasdaq: “FSEA”), the holding company of First Seacoast Bank, jointly announced today they have entered into a definitive merger agreement under which First Seacoast Bancorp will merge with Cambridge Financial, with Cambridge Financial as the surviving corporation, and First Seacoast Bank will merge with Cambridge Savings Bank, with Cambridge Savings Bank as the surviving institution.

The all-cash transaction is valued at approximately $80.9 million based on the number of shares of First Seacoast Bancorp common stock outstanding as of the date of the merger agreement. Under the terms of the merger agreement, First Seacoast Bancorp’s stockholders will receive $17.25 in cash for each of their shares of common stock.

This transaction reflects two leading community financial institutions’ strategic decisions to strengthen local banking. Rooted in nearly 200 years of trust, Cambridge Savings Bank has a proven history of building lasting relationships through meaningful customer experiences, while continuing to invest in the technologies and solutions that support modern banking.

“This is an exciting period of growth for our organization,” said Ryan A. Bailey, President and Chief Executive Officer of Cambridge Savings Bank. “At the heart of both institutions is a shared belief in the power of relationships – knowing our customers, supporting our communities, and showing up when it matters most. First Seacoast Bank has long been a trusted presence in the Seacoast region, and we’re proud to build on that legacy – deepening our commitment to the people, businesses, and nonprofit organizations that call it home. Our goal remains the same: to treat every customer like our only customer, just as we have for nearly two centuries.”

“Over the years we have witnessed exceptional growth in the greater Seacoast markets that we serve,” said James R. Brannen, Chief Executive Officer of First Seacoast Bank. “We have been fortunate to play a role in that growth, and we truly believe that joining forces with Cambridge Savings Bank will allow us to preserve and better meet the expanding needs of the strong businesses and vibrant communities here in the Seacoast and beyond. This merger ensures community banking continuity for our customers while positioning Cambridge Savings Bank for future growth in an evolving and expanding economic landscape. Our mutual commitment to exceptional service and community engagement is an excellent basis that will allow us to move forward and remain true to the same values that have supported our success for the last 135 years.”

Following the merger, Cambridge Savings Bank will operate all of First Seacoast Bank’s banking offices as branch offices and as part of a branch network of 24 full-service offices.

The merger is subject to customary closing conditions, including regulatory approval and First Seacoast Bancorp stockholder approval. Closing is expected to occur in the third quarter of 2026.

Piper Sandler & Co. is serving as financial advisor to Cambridge. Keefe, Bruyette & Woods, a Stifel Company, is acting as First Seacoast Bancorp’s financial advisor and has rendered a fairness opinion to its Board of Directors. Luse Gorman, PC is serving as legal counsel to First Seacoast Bancorp.

About Cambridge Savings Bank

Cambridge Savings Bank is a full-service banking institution with approximately $7 billion in assets. As a community bank, Cambridge Savings Bank is committed to improving the quality of life of its employees, customers, and the communities it serves. One of the oldest and largest community banks in Massachusetts, Cambridge Savings Bank offers a full line of individual and business banking services across a robust Massachusetts-based branch network and through digital banking solutions for commercial, small business and consumer customers. For more information, visit www.cambridgesavings.com.

About First Seacoast Bank

Founded in 1890, First Seacoast Bank is headquartered in Dover and has five branch offices in the Seacoast region of New Hampshire. For more information, visit www.firstseacoastbank.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the anticipated closing date of the merger and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate” and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”. Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger; the failure to obtain necessary stockholder or regulatory approvals for the merger; difficulties in achieving expected cost savings from the merger or in achieving them within the expected time frame; difficulties in integrating First Seacoast Bancorp; increased competitive pressures; changes in market interest rates; changes in general economic conditions; legislative and regulatory changes that adversely affect the business in which Cambridge Financial and First Seacoast Bancorp are engaged; changes in the securities markets; and other risks and uncertainties.

Additional Information

First Seacoast Bancorp will provide its stockholders with a proxy statement and other proxy solicitation materials with respect to the merger. First Seacoast Bancorp’s stockholders are urged to read the proxy statement and other proxy solicitation materials and any amendments or supplements to those documents because they will contain important information which should be considered before making any voting decision regarding the merger.

First Seacoast Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Seacoast Bancorp’s stockholders in connection with the merger. Information about First Seacoast Bancorp’s directors and executive officers is disclosed in First Seacoast Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025, as amended by its Annual Report on Form 10-K/A, as filed with the U.S. Securities and Exchange Commission on March 20, 2026 and April 30, 2026, respectively. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the solicitation of proxies in connection with the merger may be obtained by reading the proxy statement regarding the merger when it becomes available.

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